UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM T-1

              Statement of Eligibility and Qualification Under the
                  Trust Indenture Act of 1939 of a Corporation
                          Designated to Act as Trustee

              |X| Check if an application to determine eligibility
                   of a trustee pursuant to section 305(b)(2)

                      DEUTSCHE BANK NATIONAL TRUST COMPANY
               (Exact name of trustee as specified in its charter)

300 SOUTH GRAND AVENUE                                                13-3347003
LOS ANGELES, CALIFORNIA 90071                                   (I.R.S. Employer
(Address of principal                                        Identification No.)
executive offices)

                                 LEHMAN BROTHERS
               (Exact name of obligor as specified in its charter)

CALIFORNIA                                                            33-0426859
(State or other jurisdiction of                                 (I.R.S. Employer
Incorporation or organization)                               Identification No.)

C/O LEHMAN BROTHERS
15030 AVENUE OF SCIENCE, SUITE 100
SAN DIEGO, CA                                                              92128
(Address of principal executive offices)                              (Zip Code)

                      ACCREDITED MORTGAGE LOAN TRUST 2002-2
                      (Title of the Indenture Securities)

Item 1. General Information.

Furnish the following information as to the trustee:

(a) Name and address of each examining or supervising authority to which it is subject.

NAME                                                                     ADDRESS
Office of the Comptroller                                     1114 Avenue of the
of the Currency                                             Americas, Suite 3900
                                                        New York, New York 10036

(b) Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2. Affiliations with Obligor

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Item 16. List of Exhibits

Exhibit 1 -
Articles of Association as amended on April 15, 2002.

Exhibit 2 -
Certificate of the Comptroller of the Currency dated October 18, 2002.

Exhibit 3 -
Certification of Fiduciary Powers dated October 18, 2002.

Exhibit 4 -
Existing By-Laws of Deutsche Bank National Trust Company as amended dated May 14, 1999.

Exhibit 5 -
Not Applicable.

Exhibit 6 -
Consent of Deutsche Bank National Trust Company required by Section 321(b) of the Act.

Exhibit 7 -
Reports of Condition of Deutsche Bank National Trust Company, dated as of September 30, 2002.

                                    EXHIBIT 1

                      DEUTSCHE BANK NATIONAL TRUST COMPANY

                                   CERTIFICATE

I, Barbara Campbell, DO HEREBY CERTIFY THAT:

     1. I am the duly elected Associate, of Deutsche Bank National Trust Company, a national bank organized and existing under the laws of the United States of America (the "Association").

     2. The Articles of Association of the Association, under the name of BT Trust Company of California, National Association, were filed with the Comptroller of the Currency, Northeastern District office on February 13, 1986 (the "Original Articles"). A copy of said Original Articles, as amended from time to time and as certified by the Comptroller of the Currency on February 04, 2002, is attached hereto as Exhibit A.

     3. A further amendment to the Articles of Association of the Association, changing the title of the Association to "Deutsche Bank National Trust Company" effective April 15, 2002, was filed with the Comptroller of the Currency, Western District Office Licensing Unit on March 28, 2002 (the "Amended Articles"). A copy of that amendment is attached hereto as Exhibit B.

     4. The Original Articles and the Amended Articles, taken together, constitute the entire Articles of Association of the Association, as in effect on the date hereof; such Articles of Association of the Association have not been further modified or rescinded.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of Deutsche Bank National Trust Company this 6th day of November, 2002.


                                                       /s/ Barbara Campbell
                                                       --------------------

                                    EXHIBIT A

[LOGO]
--------------------------------------------------------------------------------
     Comptroller of the Currency
     Administrator of National Banks
--------------------------------------------------------------------------------
     Washington, D.C. 20219

                                   CERTIFICATE

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that the document hereto attached is a true copy, as recorded in this Office, of the currently effective Articles of Association for "Bankers Trust Company of California, National Association," Los Angeles, California, (Charter No. 18608)


                              IN TESTIMONY WHEREOF, I have hereunto

                              subscribed my name and caused my seal of office

                              to be affixed to these presents at the Treasury

                              Department in the City of Washington and District

                              of Columbia, this Monday, February 04, 2002


                                         /s/ John D. Hawke, Jr.
[SEAL]
                                       ----------------------------
                                       Comptroller of the Currency

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF ASSOCIATION
                                       OF
                    BANKERS TRUST COMPANY OF CALIFORNIA, N.A.

          I, David Abramson, certify that:

          1. I am the duly elected Secretary of Bankers Trust Company of California, N.A.

          2. On January 17, 1992, at a special meeting of the Shareholders of Bankers Trust Company of California, N.A., the following resolution and amendment to Article FIFTH of the Articles of Association of Bankers Trust Company of California, N.A. was adopted:

          RESOLVED, that Bankers Trust Holdings, Inc., the sole shareholder of Bankers Trust Company of California, N.A. ("BTCal"), hereby approves of the amendment to the first paragraph of Article FIFTH of the Articles of Association of BTCal, to read as follows:

               The authorized amount of capital stock of this Association shall be 500,000 shares of common stock of the par value of One Hundred Dollars and no cents ($100.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

Article FIFTH of the Articles of Association of Bankers Trust Company of California, N.A. is restated in entirety, as follows:

               The authorized amount of capital stock of this Association shall be 500,000 shares of common stock of the par value of One Hundred Dollars and no cents ($100.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

               No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription thereto other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

               If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his/her proportionate amount of such increase in accordance with the number of shares of capital stock owned by him/her at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

               The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

          3. The foregoing amendment of the Articles of Association has been duly approved by the Board of Directors of Bankers Trust Company of California, N.A. on January 7, 1992.

          4. The Resolution and Amendment set forth above has not been modified or rescinded and is in full force and effect.

          IN WITNESS WHEREOF, I have set my hand and the seal of this Association this 22nd day of January, 1992.


                                     /s/ David Ambramson
                                     ---------------------------
                                         David Ambramson
                                         Secretary


                                     DATE ACCEPTED:       FEBRUARY 10, 1992
                                                    ----------------------------


                                                BY: /s/ John C. Beers
                                                    ----------------------------
                                                    JOHN C. BEERS
                                                    Acting Director for Analysis
                                                    Western District

                         BT TRUST COMPANY OF CALIFORNIA,
                              NATIONAL ASSOCIATION
                         -------------------------------

     1, DAVID ABRAMSON, certify that:

     I am the duly constituted Secretary of BT Trust Company of California, National Association, and as such officer I am the official custodian of its records; and that the following is a true and correct copy of a resolution of the Association's Shareholders, and such resolution is now lawfully in force and effect:

     RESOLVED, that the amendment of the First Article of Association is hereby approved, shall be effective immediately, and shall read as follows:

     FIRST: The title of this Association shall be "Bankers Trust Company of California, National Association".

And that the following is a true and correct copy of a resolution of the Association's Board of Directors, and such resolution is now lawfully in force and effect:

     RESOLVED, that the amendment of the title of the Association's By-Laws to read "Bankers Trust Company of California, National Association", is hereby approved.


Dated: March 20, 1987                                   /s/ David Abramson
       --------------                                   ------------------
                                                             Secretary

                                                                Filed
                                                     Comptroller of The Currency
                                                        Northeastern District
                                                          Date FEB 13 1986

           BT TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION

                          ARTICLES OF ASSOCIATION

     For the purpose of organizing an association to carry on the business of a limited purpose trust company under the laws of the United States, the undersigned do enter into the following articles of association:

          FIRST: The title of this Association shall be "BT Trust Company of California, National Association".

          SECOND: The main office of the Association shall be in the City of Los Angeles, County of Los Angeles, State of California. The general business of the Association shall be conducted at its main office and its branches.

          THIRD: The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director, during the full term of his or her directorship, shall own a minimum of $1,000 aggregate par value of stock of this association or a minimum par market value or equity interest of $1,000 of stock in the bank holding company controlling this association. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

          FOURTH: The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

          Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than

50 days prior to any meeting of shareholders called for the election of directors;, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.

          FIFTH: The authorized amount of capital stock of this Association shall be 5,000 shares of common stock of the par value of One Hundred Dollars and no cents ($100.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

          No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription thereto other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

          If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his/her proportionate amount of such increase in accordance with the number of shares of capital stock owned by him/her at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

          The Association, at any time and from time to time, may authorize and issue debt obligations, whether of not subordinated, without the approval of the shareholders.

          SIXTH: The Board of Directors (a majority of whom shall be a quorum to do business) shall appoint one of its members to be President of the Association who shall hold office (unless he shall become disqualified or be sooner removed by a two-thirds vote of the members of the Board) for the term for which he was elected a Directors. The Board of Directors may appoint one of its members to be Chairperson of the Board, who shall perform such duties as may be designated by it. The Board of Directors shall have power to appoint one or more Vice-Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of the Association.

          The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all by-laws that it may be lawful for them to make and generally do and perform all acts that it may be legal for a board of directors to do and perform.

          SEVENTH: The Board of Directors shall have the power to change the location of the main office of the Association to any other place within the limit of the City of Los Angeles, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

          EIGHTH: The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

          NINTH: The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than 25 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his/her address as shown upon the books of this Association.

          TENTH: Any person, his/her heirs, executors or administrators, may be indemnified or reimbursed by the Association for liability and reasonable expenses (including amounts paid in settlement or in satisfaction of judgments or as fines or penalties) actually incurred in connection with any claim, action, suit, or proceeding, civil or criminal, whether or not by or in the right of the Association, in which he/she or they shall be involved or threatened to be involved by reason of his/her being or having been a director, officer, or employee of the Association or of any firm, corporation, or organization which he/she serves or has served in any such capacity at the request of the Association (provided he/she so served at the specific request of the Association in writing signed by the Chairperson of the Board or the President and specifically referring to this Article Tenth); provided, however, that no person shall be so indemnified or reimbursed (1) in relation to any matter in an action, suit or proceeding as to which he/she shall finally be adjudged to have been guilty of, or liable for, willful misconduct, gross neglect of duty or criminal acts in the performance of his/her duties to the Association or such firm, corporation or organization; or (2) in relation to any matter in a claim, action, suit or proceeding which has been made the subject of a settlement except with the approval of (a) a court of competent jurisdiction,
(b) the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of the Directors, or (c) the shareholders, acting by vote of a majority of the outstanding shares of capital stock; and provided further that, in the case of persons serving another firm, corporation or organization at the request of the Association, the indemnity provided in this Article Tenth shall apply only if and to the extent that, after making such efforts as the Board of Directors or shareholders shall deem adequate under the circumstances, such person shall be unable to obtain indemnification from such firm, corporation or organization. The foregoing provisions for indemnification or reimbursement shall not be exclusive of other rights to which such person, his/her heirs, executors or administrators, may be entitled by contract or otherwise. Unless the context clearly requires otherwise, the term "the Association" as used in this Article shall include any predecessor corporation.

          The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers, or employees.

          ELEVENTH: The powers of the Association shall be limited to conducting the business of a trust company under a national bank charter, and no amendment to such powers may be made without the prior approval of the Comptroller of the Currency.

          TWELFTH: These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, voting in person or by proxy, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

          IN WITNESS WHEREOF, we have hereunto set our hands this on the date appearing opposite our names.


/s/ Peter E. Lengyel                                          10/7/85
-----------------------------                      -----------------------------
Peter E. Lengyel                                                date


/s/ Harold K. Atkins                                          10/7/85
-----------------------------                      -----------------------------
Harold K. Atkins                                                date


/s/ John L. Murphy                                            10/7/85
-----------------------------                      -----------------------------
John L. Murphy                                                  date


/s/ Allan C. Martin                                           10/7/85
-----------------------------                      -----------------------------
Allan C. Martin                                                 date


/s/ Rein Lumi                                                 10/7/85
-----------------------------                      -----------------------------
Rein Lumi                                                       date


/s/ Gerard P. Hourihan                                        10/7/85
-----------------------------                      -----------------------------
Gerard P. Hourihan                                              date

State of New York

County of New York


          Before the undersigned, a Notary Public of the State of New York personally appeared Peter E. Lengyel, to me known, who acknowledged that he executed the foregoing certificate for the purposes therein mentioned.

          Witness my hand and seal of office this 7 day of October, 1985.


                                                       /s/ David Abramson
                                                      --------------------
                                                          Notary Public

                                                 [Notary Seal of David Abramson]

State of New York

County of New York

          Before the undersigned, a Notary Public of the State of New York personally appeared John L. Murphy, to me known, who acknowledged that he executed the foregoing certificate for the purposes therein mentioned.

          Witness my hand and seal of office this 7 day of October, 1985.


                                                       /s/ David Abramson
                                                      --------------------
                                                          Notary Public

                                                 [Notary Seal of David Abramson]

State of New York

County of New York

          Before the undersigned, a Notary Public of the State of New York personally appeared Harold K. Atkins, to me known, who acknowledged that he executed the foregoing certificate for the purposes therein mentioned.

          Witness my hand and seal of office this 7 day of October, 1985.


                                                       /s/ David Abramson
                                                      --------------------
                                                          Notary Public

                                                 [Notary Seal of David Abramson]

                                    EXHIBIT B

[LOGO]
--------------------------------------------------------------------------------
     Comptroller of the Currency
     Administrator of National Banks
--------------------------------------------------------------------------------

Attn: Licensing Unit
50 Fremont Street, Suite 3900
San Francisco, CA 94105
(415) 545-5930, FAX (415) 442-5315


April 4, 2002

Sandra L. West
Assistant Secretary
C/o Deutsche Bank
31 West 52nd Street-M/S NYC09-0810
New York, NY 10019

Re:  Title Change
     Bankers Trust Company of California, N.A.
     Los Angeles, California
     Charter No. 18608

Dear Ms. West:

The Office of the Comptroller of the Currency (OCC) has received your letter concerning the title change, appropriate amendment to the First Article of Association of Bankers Trust Company of California, National Association. The OCC will update their records to reflect that as of April 15, 2002, the title of Bankers Trust Company of California, National Association, Charter Number 18608 will change to Deutsche Bank National Trust Company.

The original of the bank's respective Article has been forwarded to the bank's official file with our Office and an original is hereby returned for your records.

As a result of the Garn-St Germain Depository Institutions Act of 1982, the OCC is no longer responsible for the approval of national bank name changes nor does it maintain official records on the use of alternate titles. The use of other titles or the retention of the rights to any previously used title is the responsibility of the bank's board of directors. Legal counsel should be consulted to determine whether or not the new title, or any previously used title, could be challenged by competing institutions under the provisions of federal or state law.

Very truly yours,


/s/ James A. Bundy
James A. Bundy
Licensing Manager

Enclosure

                      BANKERS TRUST COMPANY OF CALIFORNIA,
                              NATIONAL ASSOCIATION

     I, DAVID ABRAMSON, certify that:

     1. I am the duly elected and acting Secretary of Bankers Trust Company of California, National Association (formerly, BT Trust Company of California), and as such officer, I am the official custodian of its records; that the following is a true and correct copy of resolutions adopted by the Association's shareholders; and that such resolutions are now lawfully in force and effect:

     RESOLVED, that the Association is hereby authorized to amend the First Article of Association to read as follows:

               FIRST: The title of this Association shall be "Deutsche Bank National Trust Company."

     FURTHER RESOLVED, that the effective date of the amendment of the First Article of Association shall be April 15, 2002.

     2. The following is a true and correct copy of a resolution of the Association's Board of Directors, and such resolution is now lawfully in force and effect:

     RESOLVED, that the amendment of the First Article of Association to change the title of the Association to "Deutsche Bank National Trust Company" is hereby approved, effective April 15, 2002.

     3. The foregoing amendment to the Articles of Association has been duly approved by the Board of Directors of Bankers Trust Company of California, National Association on March 21, 2002.

     4. The Resolution and Amendment set forth above has not been modified or rescinded and is in full force and effect.

     IN WITNESS WHEREOF, I have set my hand and the seal of this Association this 27th day of March 2002.


                                                           /s/ David Abramson
                                                         -----------------------
                                                               David Abramson
                                                               Secretary

(SEAL)

State of New York  )
                   ) ss.
County of New York )

On the 27th day of March in the year 2002 before me, the undersigned, a Notary Public in and for said state, personally appeared David Abramson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


/s/ Sandra L. West
---------------------
Notary Public

[Notary Seal of SANDRA L. WEST]




                   Office of the Comptroller of the Currency


               Accepted by: /s/ James A. Bundy
                            -------------------------------------
                                James A. Bundy, Licensing Manager

                      Date: 4/4/02

                                                       2002 JUL 30 PM 2:12
                                                       AS DOCUMENT 7780717
     Comptroller of the Currency                       /s/ [ILLEGIBLE] CO.REC.
     Administrator of National Banks                   BY /s/ [ILLEGIBLE] DEPUTY
--------------------------------------------------------------------------------
     Washington, DC 20219

                                  CERTIFICATE

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et.seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering, regulation and supervision of all National Banking Associations.

2. Effective April 15, 2002, the title of "Bankers Trust Company of California, National Association," Los Angeles, California, (Charter No. 18608), was changed to "Deutsche Bank National Trust Company," Los Angeles, California, (Charter No. 18608).

                                       IN TESTIMONY WHEREOF, I have

                                       hereunto subscribed my name and

                                       caused my seal of office to be affixed

                                       to these presents at the Treasury

                                       Department, in the City of

                                       Washington and District of Columbia,

                                       this 17th day of May, 2002

[SEAL]
                                       /s/ John D. Hawke, Jr.
                                       -----------------------------
                                       Comptroller of the Currency

                                                Deutsche Bank [LOGO]

Office of the Secretary           OCC           Bankers Trust Corporation
                             MAR 29 2002        31 West 52nd Street - NYC09-0810
Sandra L. West             Western District     New York, NY 10019
Assistant Secretary
                                                Tel 212 469-8174
                                                Fax 646 324-9056

                                                sandra.l.west@db.com

March 28, 2002

Mr. James A. Bundy, Licensing Manager
Office of the Comptroller of the Currency
Western District Office
50 Fremont Street
Suite 3900
San Francisco, CA 94105-2292

Dear Mr. Bundy:

Re: Bankers Trust Company of California, National Association (Charter No.
    18608)
    Title Change and Amendment of First Article of Association

Please be advised that the Board of Directors and sole shareholder of Bankers Trust Company of California, National Association, have authorized a change of title for the Association, effective on April 15, 2002, as follows:

     From: Bankers Trust Company of California, National Association

     To: Deutsche Bank National Trust Company

Pursuant to 12 U.S.C. 21a, we are hereby requesting approval of the Office of the Comptroller of the Currency to amend the Articles of Association to reflect the name change and enclose two certified copies of the proposed amendment.

The Association, whose principal office is located at 300 South Grand Avenue, Los Angeles, CA 90071, was originally chartered in October 1985 under the name of BT Trust Company of California, National Association.

From its inception through June 4, 1999, the Association was an indirect wholly-owned subsidiary of Bankers Trust New York Corporation (now, Bankers Trust Corporation) ("Bankers Trust"). In June 1999, Bankers Trust, including its subsidiaries, was acquired by a subsidiary Deutsche Bank AG, a bank organized and existing under the laws of the Federal Republic of Germany. Deutsche Bank was recently listed on the New York Stock Exchange ("NYSE")and its activities are reported daily in the U.S. media.

Since its acquisition of Bankers Trust and subsequent listing on the New York Stock Exchange, awareness of the Deutsche Bank brand has increased significantly. Management now deems it

Mr. James A. Bundy
March 28, 2002
Page 2


in the best interests of the firm at this time to consolidate all of the U.S.-based businesses under the global Deutsche Bank brand.

Thank you for your consideration in this matter.

Please direct any questions or problems regarding this application to the undersigned, as follows:

                c/o Deutsche Bank
                31 West 52nd Street - M/S NYC09-0810
                New York, NY 10019
                Phone: (212) 469-8174
                Fax: (646) 324-9056

                                        Sincerely yours,

                                        BANKERS TRUST CORPORATION


                                        By: /s/ Sandra L. West
                                            ----------------------------
                                            Sandra L. West
                                            Assistant Secretary

enclosures

cc: Joseph Marcy, OCC Lead Trust Examiner

    Foy B. Hester, Vice President and Controller
    Bankers Trust Company of California, N.A.

    David Abramson, Secretary and Counsel
    Bankers Trust Company of California, N.A.

                                    EXHIBIT 2

[LOGO]
--------------------------------------------------------------------------------
     Comptroller of the Currency
     Administrator of National Banks
--------------------------------------------------------------------------------
     Washington, D.C. 20219

                       CERTIFICATE OF CORPORATE EXISTENCE

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. l, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Deutsche Bank National Trust Company," Los Angeles, California, (Charter No. 18608) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.


                            IN TESTIMONY WHEREOF, I have hereunto

                            subscribed my name and caused my seal of office to

                            be affixed to these presents at the Treasury

                            Department in the City of Washington and District of

                            Columbia, this Friday, October 18, 2002


[SEAL]
                                          /s/ John D. Hawke, Jr.
                                       -----------------------------
                                        Comptroller of the Currency

                                    EXHIBIT 3

[LOGO]
--------------------------------------------------------------------------------
     Comptroller of the Currency
     Administrator of National Banks
--------------------------------------------------------------------------------
     Washington, D.C. 20219

                         CERTIFICATE OF FIDUCIARY POWERS

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. l, et seq., as amended, has possession , custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Deutsche Bank National Trust Company," Los Angeles, California, (Charter No. 18608) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.

                            IN TESTIMONY WHEREOF, I have hereunto

                            subscribed my name and caused my seal of office to

                            be affixed to these presents at the Treasury

                            Department in the City of Washington and District of

                            Columbia, this Friday, October 18, 2002


[SEAL]
                                          /s/ John D. Hawke, Jr.
                                       -----------------------------
                                        Comptroller of the Currency

                                    EXHIBIT 4

                                   CERTIFICATE

I, Barbara Campbell, do hereby certify that:

     l. I am an Associate of DEUTSCHE BANK NATIONAL TRUST COMPANY (formerly known as Bankers Trust Company of California, N.A.), a corporation duly organized and validly existing under the laws of the United State of America (the "Company");

     2. Attached hereto is a true, correct and complete copy of the By-Laws of the Company as in effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of DEUTSCHE BANK NATIONAL TRUST COMPANY this 6th day of November, 2002.


                                                            /s/ Barbara Campbell
                                                            --------------------
                                                            Associate

                                   CERTIFICATE

I, Barbara Campbell, do hereby certify that:

     l. I am an Associate of DEUTSCHE BANK NATIONAL TRUST COMPANY (formerly known as Bankers Trust Company of California, N.A.), a corporation duly organized and validly existing under the laws of the United State of America (the "Company");

     2. Attached hereto is a true, correct and complete copy of the By-Laws of the Company as in effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of DEUTSCHE BANK NATIONAL TRUST COMPANY this 6th day of November, 2002.


                                                            /s/ Barbara Campbell
                                                            --------------------
                                                            Associate

                      DEUTSCHE BANK NATIONAL TRUST COMPANY

                                     BY-LAWS

                                    ARTICLE I

                            Meetings of Shareholders

          Section 1.1. Annual Meeting. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting, shall be held at the Main Office of the Association, 400 South Hope Street, Los Angeles, California or such other places as the Board of Directors may designate, at 11 a.m. on the third Wednesday of March of each year. Notice of such meeting shall be mailed, postage prepaid, at least ten days prior to the date thereof, addressed to each shareholder at his address appearing on the books of the Association. If, for any cause, an election of directors is not made on the said day, the Board of Directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting.

          Section 1.2. Special Meetings. Except as otherwise specifically provided by statue, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by any one or more shareholders owning, in the aggregate, not less than twenty five percent (25%) of the stock of the Association. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than ten days prior to the date fixed for such meeting, to each shareholder at his address appearing on the books of the Association a notice stating the purpose of the meeting.

          Section 1.3. Nominations for Director. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairperson of the meeting, and upon his/ her instructions, the vote tellers may disregard all votes cast for each such nominee.

          Section 1.4. Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting. Proxies shall be dated and shall be filed with the records of the meeting.

          Section 1.5. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; and less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

                                   ARTICLE II

                                    Directors

          Section 2.1. Board of Directors. The board of directors (hereinafter referred to as the "Board"), shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by said Board.

          Section 2.2. Number. The Board shall consist of not less than five nor more than twenty-five shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board of Directors may not increase the number of directors to a number which; (i) exceeds by more than two the number of directors last elected by shareholders where such number was fifteen or less; and (ii) to a number which exceeds by more than four the number of directors last elected by shareholders where such number was sixteen or more, but in no event shall the number of directors exceed twenty-five.

          Section 2.3. Organization Meeting. The Secretary, upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the Main Office of the Association for the purpose of organizing the new Board and electing and appointing officers of the Association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at any time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

          Section 2.4. Regular Meetings. Regular Meetings of the Board of Directors shall be held from time to time, at such time as may be designated from time to time by the Board of Directors and communicated to all directors. Such meetings shall be held in the Main Office of the Association, subject to the provisions of Section 2.6 below, and at least one such meeting shall be held during any two consecutive calendar months.

          Section 2.5. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson or President of the Association, or at the request of two or more directors. Each member of the Board of Directors shall be given notice stating the time and place, by telegram, letter, or in person, of each such special meeting.

          Section 2.6. Quorum. A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. Any one or more directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment which allows all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such a meeting. The vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board except as may be otherwise provided by statute or the By-Laws.

          Section 2.7. Vacancies. When any vacancy occurs among the directors, the remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for the purpose.

                                   ARTICLE III

                             Committees of the Board

          Section 3.1. Examining Committee. There shall be an Examining Committee appointed annually by the Board which shall consist of two directors, who are not also officers of the Association, one of whom shall be designated by the Board as the Chairperson thereof. Such Committee shall conduct the annual directors' examination of the Association as required by the Comptroller of the Currency; shall review the reports of all examinations made of the Association by public authorities and report thereon to the Board; and shall report to the Board such other matters as it deems advisable with respect to the Association, its various departments and the conduct of its operations.

          In the performance of its duties, the Examining Committee may employ or retain, from time to time, expert assistants, independent of the officers or personnel of the Association, to make such studies of the Association's assets and liabilities as the Committee may request and to make an examination of the accounting and auditing methods of the Association and its system of internal protective controls to the extent considered necessary or advisable in order to determine that the operations of the Association, including its fiduciary department, are being audited by the Auditor in such a manner as to provide prudent and adequate protection. The Committee also may direct the Auditor to make such investigation as it deems necessary or advisable with respect to the Association, its various departments and the conduct of its operations. The Committee shall hold regular quarterly meetings and during the intervals thereof shall meet at other times on call of the Chairperson.

          Section 3.2. Investment Committee. There shall be an investment committee composed of two directors, appointed by the board annually or more often. The investment committee shall have the power to insure adherence to the investment policy, to recommend amendments thereto, to purchase and sell securities, to exercise authority regarding investment and to exercise, when the board is not In session, all other powers of the Board regarding investment securities that may be lawfully delegated. The investment committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors at which a quorum is present, and any action taken by the board with respect thereto shall be entered in the minutes of the Board.

          Section 3.3. Other Committees. The Board of Directors may appoint, from time to time, from its own members, other committees of one or more persons, for such purposes and with such powers as the Board may determine.

                                   ARTICLE IV

                             Officers and Employees

          Section 4.1. Chairperson of the Board. The Board of Directors shall appoint one of its members to be Chairperson of the Board to serve at the pleasure of the Board. Such person shall preside at all meetings of the Board of Directors. The Chairperson of the Board shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executive powers, as well as the specific powers conferred by these By-Laws; shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board of Directors.


          Section 4.2. President. The Board of Directors shall appoint one of its members to be President of the Association. In the absence of the Chairperson, the President shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the Office of the President, or imposed by these By-Laws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred, or assigned by the Board of Directors.

          Section 4.3. Managing Director, Principal and Vice President. The Board of Directors shall appoint one or more Managing Directors, one or more Principals and one or more Vice Presidents, each of whom shall have such powers and duties as may be assigned by the Board of Directors. In the absence of the President, the Board of Directors shall designate one of such officers to perform all the duties of the President. (As amended 2/18/98)

          Section 4.4. Secretary. The Board of Directors shall appoint a Secretary or other designated officer who shall be Secretary of the Board and of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these By-Laws to be given; shall be custodian of the corporate seal, records, documents and papers of the Association; shall provide for the keeping of proper records of all transactions of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of the Secretary, or imposed by these By-Laws; and shall also perform such other duties as may be assigned from time to time, by the Board of Directors.

          Section 4.5. Other Officers. The Board of Directors may appoint one or more assistant vice presidents, one or more trust officers, one or more assistant trust officers, one or more assistant secretaries, one or more assistant treasurers, and such other officers and attorneys-in-fact as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the Association. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board of Directors, the Chairperson of the Board, or the President.

          Section 4.6. Tenure of Office. The President and all other officers shall hold office for the current year for which the Board was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of President shall be filled promptly by the Board of Directors.

                                    ARTICLE V

                                Trust Department

          Section 5.1. Trust Department. There shall be a department of the Association known as the trust department which shall perform the fiduciary responsibilities of the Association.

          Section 5.2. Trust Officer. There shall be a trust officer of this Association whose duties shall be to manage, supervise and direct all the activities of the trust department. Such person shall do or cause to be done all things necessary or proper in carrying on the business of the trust department according to provisions of law and applicable regulations; and shall act pursuant to opinion of counsel where such opinion is deemed necessary. Opinions of counsel shall be retained on file in connection with all important matters pertaining to fiduciary activities. The trust officer shall be responsible for all assets and documents held by the Association in connection with fiduciary matters. The Board of Directors may appoint other officers of the trust department as it may deem necessary, with such duties as may be assigned.

          Section 5.3. Trust Investment Committee. There shall be a trust investment committee of this Association composed of two members, who shall be capable and experienced officers and directors of the Association. All investments of funds held in a fiduciary capacity shall be made, retained or disposed of only with the approval of the trust investment committee; and the committee shall keep minutes of all its meetings, showing the disposition of all matters considered and passed upon by it. The committee shall, promptly after the acceptance of an account for which the bank has investment responsibilities, review the assets thereof, to determine the advisability of retaining or disposing of such assets. The committee shall conduct a similar review at least once during each calendar year thereafter and within 15 months of the last review. A report of all such reviews, together with the action taken as a result thereof, shall be noted in the minutes of the committee.

          Section 5.4. Trust Audit Committee. The Board of Directors shall appoint a committee of two Directors, exclusive of any active officer of the Association, which shall, at least once during each calendar year within fifteen months of the last such audit make suitable audits of the Trust Department or cause suitable audits to be made by auditors responsible only to the Board of Directors, and at such time shall ascertain whether the department has been administered in accordance with law, 12 Code of Federal Regulations, Section 9, and sound fiduciary principles.

          Section 5.5. Trust Department Files. There shall be maintained in the Trust Department files containing all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

          Section 5.6. Trust Investments. Funds held in a fiduciary capacity shall be invested in accordance with the instrument establishing the fiduciary relationship and appropriate local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the bank a discretion In the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under appropriate local law.

                                   ARTICLE VI

                           Stock and Stock Certificate

          Section 6.1. Transfers. Shares of stock shall be transferable on the books of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his shares, succeed to all rights of the prior holder of such shares.

          Section 6.2. Stock Certificates. Certificates of stock shall bear the signature of the President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary, Assistant Secretary, Cashier, Assistant Cashier, or any other officer appointed by the Board of Directors for that purpose, to be known as an Authorized Officer, and the seal of the Association shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

                                   ARTICLE VII

                                 Corporate Seal

          The President, the Cashier, the Secretary or any Assistant Cashier or Assistant Secretary, or other officer thereunto designated by the Board of Directors, shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal shall be substantially in the following form:

                                  (Impression)
                                  (    of    )
                                  (   Seal   )

                                  ARTICLE VIII

                            Miscellaneous Provisions

          Section 8.1. Fiscal Year. The Fiscal Year of the Association shall be the calendar year.

          Section 8.2. Execution of Instruments. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairperson of the Board, or the President, or any Managing Director, or any Principal, or any Vice President, or the Secretary, or the Cashier, or, if in connection with exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer. Any such instruments may also be executed, acknowledged, verified, delivered or accepted in behalf of the Association in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 8.2. are supplementary to any other provision of these By-Laws.

          Section 8.3. Records. The Articles of Association, the By-Laws and the proceedings of all meetings of the shareholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary, or other officer appointed to act as Secretary of the meeting.

                                   ARTICLE IX

                                     By-Laws

          Section 9.1. Inspection. A copy of the By-Laws, with all amendments thereto, shall at all times be kept in a convenient place at the Main Office of the Association, and shall be open for inspection to all shareholders, during banking hours.

          Section 9.2. Amendments. The By-Laws may be amended, altered or repealed, at any regular meeting of the Board of Directors, by a vote of a majority of the total number of the Directors.

                                    EXHIBIT 5
                                (Not Applicable)

                                    EXHIBIT 6

SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939 the trustee, Deutsche Bank National Trust Company, a national banking association, organized and existing under the laws of the United States, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the city of Santa Ana, and State of California, on the 6th day of September, 2002.


                      Deutsche Bank National Trust Company


                      By: /s/ Barbara Campbell
                      ------------------------------------
                      Barbara Campbell
                      Associate

SIGNATURE

          Pursuant to the requirements of the Trust Indenture Act of 1939 the trustee, Deutsche Bank National Trust Company, a national banking association, organized and existing under the laws of the United States, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the city of Santa Ana, and State of California, on the 6th day of September, 2002.

                      Deutsche Bank National Trust Company


                      By: /s/ Barbara Campbell
                      ------------------------------------
                      Barbara Campbell
                      Associate

                                    EXHIBIT 7

                                Board of Governors of the Federal Reserve System OMB Number: 7100-0036
                                Federal Deposit Insurance Corporation
                                OMB Number: 3064-0052
                                Office of the Comptroller of the Currency
                                OMB Number: 1557-0081
                                Expires March 31, 2005

Federal Financial Institutions Examination Council

                                                                           1

                                Please refer to page i,
[LOGO]                          Table of Contents, for
                                the required disclosure
                                of estimated burden.


Consolidated Reports of Condition and Income for
A Bank With Domestic Offices Only-FFIEC 041

Report at the close of business September 30, 2002  (20020930)/(RCRI 9999)

This report is required by law: 12 U.S.C. ss.324 (State member banks); 12 U.S.C. ss.1817 (State nonmember banks); and 12 U.S.C. ss.161 (National banks).

This report form is to be filed by banks with domestic offices only. Banks with foreign offices (as defined in the instructions) must file FFIEC 031.

NOTE: The Reports of Condition and Income must be signed by an authorized officer and the Report of Condition must be attested to by not less than two directors (trustees) for State nonmember banks and three directors for State member and National banks.

I, Foy B. Hester, Vice President and Controller
   ----------------------------------------------------
   Name and Title of Officer Authorized to Sign Report

of the named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of our knowledge and belief.


/s/ Foy B. Hester
-------------------------------------------------------
Signature of Officer Authorized to Sign Report

24 Oct 02
-------------------------------------------------------
Date of Signature

The Reports of Condition and Income are to be prepared in accordance with Federal regulatory authority instructions.

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.


/s/ [ILLEGIBLE]
-------------------------------------------------------
Director (Trustee)


/s/ Lauren Cain
-------------------------------------------------------
Director (Trustee)


/s/ [ILLEGIBLE]
-------------------------------------------------------
Director (Trustee)

Submission of Reports

Each bank must prepare its Reports of Condition and Income either:

(a) in electronic form and then file the computer data file directly with the banking agencies' collection agent, Electronic Data Systems Corporation
     (EDS), by modem or on computer diskette; or

(b) in hard-copy (paper) form and arrange for another party to convert the paper report to electronic form. That party (if other than EDS) must transmit the bank's computer data file to EDS.

For electronic filing assistance, contact EDS Call Report Services, 2150 N. Prospect Ave., Milwaukee, WI 53202, telephone (800) 255-1571.

To fulfill the signature and attestation requirement for the Reports of Condition and Income for this report date, attach this signature page (or a photocopy or a computer-generated version of this page) to the hard-copy record of the completed report that the bank places in its files.

FDIC Certificate Number 26732 (RCRI 9050)

http://www.deutsche-bank.com
       ------------------------------------------------
       Primary Internet Web Address of Bank (Home Page), if any (TEXT 4087) (Example: www.examplebank.com

Deutsche Bank National Trust Company
-------------------------------------------------------
Legal Title of Bank (TEXT 9010)

Los Angeles
-------------------------------------------------------
City (TEXT 9130)

CA                                 90071-3109
-------------------------------------------------------
State Abbrev. (TEXT 9200)          ZIP Code (TEXT 9220)


  Board of Governors of the Federal Reserve System, Federal Deposit Insurance
             Corporation, Office of the Comptroller of the Currency

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page i
                                                                           2

Consolidated Reports of Condition and Income for
A Bank With Domestic Offices Only

Table of Contents


Signature Page                                                             Cover

Report of Income
Schedule RI - Income Statement ...................................... RI-1, 2, 3
Schedule RI-A - Changes in Equity Capital ................................. RI-4
Schedule RI-B - Charge-offs and Recoveries on
   Loans and Leases and Changes in Allowance
   for Loan and Lease Losses ........................................... RI-4, 5
Schedule RI-E - Explanations ........................................... RI-6, 7


Disclosure of Estimated Burden

The estimated average burden associated with this information collection is 36.8 hours per respondent and is estimated to vary from 15 to 550 hours per response, depending on individual circumstances. Burden estimates include the time for reviewing instructions, gathering and maintaining data in the required form, and completing the information collection, but exclude the time for compiling and maintaining business records in the normal course of a respondent's activities. A Federal agency may not conduct or sponsor, and an organization (or a person) is not required to respond to a collection of information, unless it displays a currently valid OMB control number. Comments concerning the accuracy of this burden estimate and suggestions for reducing this burden should be directed to the Office of Information and Regulatory Affairs, Office of Management and Budget, Washington, D.C. 20503, and to one of the following:

Secretary
Board of Governors of the Federal Reserve System
Washington, D.C. 20551

Legislative and Regulatory Analysis Division
Office of the Comptroller of the Currency
Washington, D.C. 20219

Assistant Executive Secretary
Federal Deposit Insurance Corporation
Washington, D.C. 20429


Report of Condition
Schedule RC - Balance Sheet ............................................ RC-1, 2
Schedule RC-A - Cash and Balances Due
   From Depository Institutions
   (to be completed only by select banks) ................................. RC-3
Schedule RC-B - Securities .......................................... RC-3, 4, 5
Schedule RC-C - Loans and Lease Financing
   Receivables:
   Part I. Loans and Leases ............................................ RC-6, 7
   Part II. Loans to Small Businesses and
   Small Farms (to be completed for the
   June report only; not included in the
   forms for the September and
   December reports) ................................................. RC-7a, 7b
Schedule RC-D - Trading Assets and Liabilities
   (to be completed only by selected banks) ............................... RC-8
Schedule RC-E - Deposit Liabilities ................................... RC-9, 10
Schedule RC-F - Other Assets ............................................. RC-11
Schedule RC-G - Other Liabilities ........................................ RC-11
Schedule RC-K - Quarterly Averages ....................................... RC-12
Schedule RC-L - Derivatives and
   Off-Balance Sheet Items ........................................... RC-13, 14
Schedule RC-M - Memoranda ................................................ RC-15
Schedule RC-N - Past Due and Nonaccrual
   Loans, Leases and Other Assets .................................... RC-16, 17
Schedule RC-0 - Other Data for Deposit
   Insurance and FICO Assessments .................................... RC-18, 19
Schedule RC-R - Regulatory Capital ........................... RC-20, 21, 22, 23
Schedule RC-S - Servicing, Securitization, and
   Assets Sales Activities ....................................... RC-24, 25, 26
Schedule RC-T - Fiduciary and
   Related Services .............................................. RC-27, 28, 29
Optional Narrative Statement Concerning
   the Amounts Reported in the Reports
   of Condition and Income ............................................... RC-30
Special Report (to be completed by all banks)


For information or assistance, National and State nonmember banks should contact the FDIC's Reports Analysis and Quality Control Section, 550 17th Street, NW, Washington, D.C. 20429, toll free on (800) 688-FDIC(3342), Monday through Friday between 8:00 a.m. and 5:00 p.m., Eastern time. State member banks should contact their Federal Reserve District Bank.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-1
                                                                           3

Consolidated Report of Income
for the period January 1, 2002 - September 30, 2002

All Report of Income schedules are to be reported on a calendar year-to-date basis in thousands of dollars.

Schedule RI-Income Statement

                                                                                                      --------------------
                                                                        Dollar Amounts in Thousands   RIAD  Bil Mil   Thou
--------------------------------------------------------------------------------------------------------------------------
1. Interest Income:
   a. Items 1.a.(1) through (6) are to be completed by all banks.
      Interest and fee income on loans:
         (1) Loans secured by real estate .....................................  4011           0                    1.a.(1)
         (2) Commercial and industrial loans ..................................  4012           0                    1.a.(2)
         (3) Loans to individuals for household, family, and other personal expenditures:
             (a) Credit Cards .................................................  B485           0                    1.a.(3)(a)
             (b) Other (includes single payment, installment, all student
                 loans, and revolving credit plans other than credit cards) ...  B486           0                    1.a.(3)(b)
         (4) Loans to foreign governments and other official institutions .....  4056           0                    1.a.(4)
         (5) All other loans(1) ...............................................  4058           0                    1.a.(5)

         (6) Total interest and fee income on loans (sum of items 1.a.(1) through 1.a.(5)) .........  4010               0 1.a.(6)
   b. Income from lease financing receivables ......................................................  4065               0 1.b.
   c. Interest income on balances due from depository institutions(2) ..............................  4115             243 1.c.
   d. Interest and dividend income on securities:
      (1) U.S. Treasury securities and U.S. Government agency obligations
          (excluding mortgage-backed securities) ...................................................  B488             834 1.d.(1)
      (2) Mortgage-backed securities ...............................................................  B489               0 1.d.(2)
      (3) All other securities (includes securities issued by states and political subdivisions
          in the U.S.) .............................................................................  4060             316 1.d.(3)
   e. Interest income from trading assets ..........................................................  4069               0 1.e.
   f. Interest income on federal funds sold and securities purchased under agreements to resell ....  4020               0 1.f.
   g. Other interest income ........................................................................  4518             135 1.g.
   h. Total interest income (sum of items 1.a.(6) through 1.g.) ....................................  4107           1,528 1.h.

------------
(1) Includes interest and fee income on "Loans to depository institutions and acceptances of other banks," "Loans to finance agricultural production and other loans to farmers," "Obligations (other than securities and leases) of states and political subdivisions in the U.S.," and "Other loans."
(2) Includes interest income on time certificates of deposits not held for trading.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-2
                                                                           4

Schedule RI-Continued

                                                                                -----------------------
                                                                                      Year-to-date
                                                                                -----------------------
                                               Dollar Amounts in Thousands      RIAD  Bil  Mil     Thou
-------------------------------------------------------------------------------------------------------
2. Interest expense
   a. Interest on deposits:
      (1) Transaction accounts (NOW accounts, ATS accounts, and
          telephone and preauthorized transfer accounts) .....................  4508                   0 2.a.(1)
      (2) Nontransaction accounts:
          (a) Savings deposits (includes MMDAs) ..............................  0093                   0 2.a.(2)(a)
          (b) Time deposits of $100,000 or more ..............................  A517                   0 2.a.(2)(b)
          (c) Time deposits of less than $100,000 ............................  A518                   0 2.a.(2)(c)
   b. Expense of federal funds purchased and securities sold
      under agreements to repurchase .........................................  4180                   0 2.b.
   c. Interest on trading liabilities and other borrowed money ...............  4185                   0 2.c.
   d. Interest on subordinated notes and debentures ..........................  4200                   0 2.d.
   e. Total interest expense (sum of items 2.a through 2.d) ..................  4073                   0 2.e.
3. Net interest income (item 1.h minus 2.e) ..................................                           4074           1,528 3.
4. Provision for loan and lease losses .......................................                           4230               0 4.
5. Noninterest income:
   a. Income from fiduciary activities(1) ....................................  4070              34,594 5.a.
   b. Service charges on deposit accounts ....................................  4080                   0 5.b.
   c. Trading revenue(2) .....................................................  A220                   0 5.c.
   d. Investment banking, advisory, brokerage, and underwriting fees
      and commissions ........................................................  B490                   0 5.d.
   e. Venture capital revenue ................................................  B491                   0 5.e.
   f. Net servicing fees .....................................................  B492                   0 5.f.
   g. Net securitization income ..............................................  B493                   0 5.g.
   h. Insurance commissions and fees .........................................  B494                   0 5.h.
   i. Net gains (losses) on sales of loans and leases ........................  5416                   0 5.i.
   j. Net gains (losses) on sales of other real estate owned .................  5415                   0 5.j.
   k. Net gains (losses) on sales of other assets (excluding securities) .....  B496                   0 5.k.
   l. Other noninterest income* ..............................................  B497                   0 5.1.
   m. Total noninterest income (sum of items 5.a through 5.1) ................                           4079          34,594 5.m.
6. a. Realized gains (losses) on held-to-maturity securities .................                           3521               0 6.a.
   b. Realized gains (losses) on available-for-sale securities ...............                           3196               0 6.b.
7. Noninterest expense:
   a. Salaries and employee benefits .........................................  4135              14,998 7.a.
   b. Expenses of premises and fixed assets (net of rental income)
      (excluding salaries and employee benefits and mortgage interest) .......  4217               3,327 7.b.
   c. (1) Goodwill impairment losses .........................................  C216                   0 7.c.(1)
      (2) Amortization expense and impairment losses for
          other intangible assets ............................................  C232                 303 7.c.(2)
   d. Other noninterest expense* .............................................  4092              11,644 7.d.
   e. Total noninterest expense (sum of items 7.a through 7.d) ...............                           4093          30,272 7.e.
8. Income (loss) before income taxes and extraordinary
   items and other adjustments (item 3 plus or minus items 4, 5.m,
   6.a, 6.b, and 7.e) ........................................................                           4301           5,850 8.
9. Applicable income taxes (on item 8) .......................................                           4302           2,072 9.
10. Income (loss) before extraordinary items and other adjustments
    (item 8 minus item 9) ....................................................                           4300           3,778 10.
11. Extraordinary items and other adjustments, net of income taxes* ..........                           4320               0 11.
12. Net income (loss) (sum of items 10 and 11) ...............................                           4340           3,778 12.

------------
* Describe on Schedule RI-E - Explanations
(1) For banks required to complete Schedule RC-T, items 12 through 19, income from fiduciary activities reported in Schedule RI, item 5.a, must equal the amount reported in Schedule RC-T, item 19.
(2) For banks required to complete Schedule RI, Memorandum item 8, trading revenue reported in Schedule RI, item 5.c, must equal the sum of Memorandum items 8.a through 8.d.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-3
                                                                           5

Schedule RI-Continued

Memoranda

                                                                                                      --------------------
                                                                                                          Year-to-date
                                                                                                      --------------------
                                                                    Dollar Amounts in Thousands       RIAD  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------
1. Interest expense incurred to carry tax-exempt securities, loans, and leases acquired
   after August 7, 1986, that is not deductible for federal income tax purposes ....................  4513               0 M.1.
2. Income from the sale and servicing of mutual funds and annuities
   (included in Schedule RI, item 8) ...............................................................  8431               0 M.2.
3. Income on tax-exempt loans and leases to states and political subdivisions in
   the U.S. (included in Schedule RI, items 1.a and 1.b above) .....................................  4313               0 M.3.
4. Income on tax-exempt securities issued by states and political subdivisions in the U.S.
   (included in Schedule RI, item 1.d.(3)) .........................................................  4507               0 M.4.

                                                                                                            --------------
                                                                                                                Number
                                                                                                            --------------
5. Number of full-time equivalent employees at end of current period (round to nearest
   whole number) ...................................................................................  4150             233 M.5.
6. Memorandum item 6 is to be completed by:(1)
   - banks with $300 million or more in total assets, and
   - banks with less than $300 million in total assets that have loans to finance agricultural production and other loans to farmers (Schedule RC-C, part 1, item 3)
     exceeding five percent of total loans.
   Interest and fee income on loans to finance agricultural production and other
   loans to farmers (included in Schedule RI, item 1.a.(5)) ........................................  4024             N/A M.6.

                                                                                                --------------------------
                                                                                                       CC   YY   MM   DD
                                                                                                --------------------------
7. If the reporting bank has restated its balance sheet as a result of applying push down
   accounting this calendar year, report the date of the bank's acquisition(2) ...............  9106            0000/00/00 M.7.

                                                                                                      --------------------
                                                                                                      RIAD  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------
8. Trading revenue (from cash instruments and derivative instruments)
   (sum of Memorandum items 8.a through 8.d must equal Schedule RI, item 5.c)
   (To be completed by banks that reported average trading assets (Schedule RC-K, item 7)
   of $2 million or more for any quarter of the preceding calendar year.):
   a. Interest rate exposures ......................................................................  8757             N/A M.8.a.
   b. Foreign exchange exposures ...................................................................  8758             N/A M.8.b.
   c. Equity security and index exposures ..........................................................  8759             N/A M.8.c.
   d. Commodity and other exposures ................................................................  8760             N/A M.8.d.
9. To be completed by banks with $100 million or more in total assets:(1)
   Impact on income of derivatives held for purposes other than trading:
   a. Net increase (decrease) to interest income ...................................................  8761               0 M.9.a.
   b. Net (increase) decrease to interest expense ..................................................  8762               0 M.9.b.
   c. Other (noninterest) allocations ..............................................................  8763               0 M.9.c.
10. To be completed by banks with $300 million or more in total assets:(1)
    Credit losses on derivatives (see instructions) ................................................  A251             N/A M.10.

                                                                                                                ----------
                                                                                                                RIAD  (Y/N)
                                                                                                                ----------
11. Does the reporting bank have a Subchapter S election in effect for federal income tax
    purposes for the current tax year? (enter "Y" for YES or "N" for NO) .....................................  A530    N  M.11.

------------
(1) The asset size tests and the five percent of total loans test are generally based on the total assets and total loans reported on the June 30, 2001, Report of Condition.
(2) For example, a bank acquired on June 1, 2001, would report 20010601.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-4
                                                                           6

Schedule RI-A - Changes in Equity Capital

                                                                                                      ----------------------
Indicate decreases and losses in parentheses.                           Dollar Amounts in Thousands   RIAD  Bil  Mil    Thou
----------------------------------------------------------------------------------------------------------------------------
1. Total equity capital most recently reported for the December 31, 2001, Reports of Condition
   and Income (i.e., after adjustments from amended Reports of Income) .............................  3217            109,404 1.
2. Restatements due to corrections of material accounting errors and changes in
   accounting principles* ..........................................................................  B507                  0 2.
3. Balance end of previous calendar year as restated (sum of items 1 and 2) ........................  B508            109,404 3.
4. Net income (loss) (must equal Schedule RI, item 12) .............................................  4340              3,778 4.
5. Sale, conversion, acquisition, or retirement of capital stock, net (excluding treasury
   stock transactions) .............................................................................  B509                  0 5.
6. Treasury stock transactions, net ................................................................  B510                  0 6.
7. Changes incident to business combinations, net ..................................................  4356                  0 7.
8. LESS: Cash dividends declared on preferred stock ................................................  4470                  0 8.
9. LESS: Cash dividends declared on common stock ...................................................  4460              5,000 9.
10. Other comprehensive income(1) ..................................................................  B511                  3 10.
11. Other transactions with parent holding company* (not included in items 5, 6, 8, or 9 above) ....  4415                  0 11.
12. Total equity capital end of current period (sum of items 3 through 11) (must equal
    Schedule RC, item 28) ..........................................................................  3210            108,185 12.

------------
Describe on Schedule RI-E - Explanations.
(1) Includes changes in net unrealized holding gains (losses) on available-for-sale securities, changes in accumulated net gains (losses) on cash flow hedges, and changes in minimum pension liability adjustments.

Schedule RI-B - Charge-offs and Recoveries on Loans and Leases and Changes in Allowance for Loan and Lease Losses

Part I. Charge-offs and Recoveries on Loans and Leases

                                                                              -------------------------------------------
                                                                                    (Column A)            (Column B)
                                                                                  Charge-offs(1)          Recoveries
Part I excludes charge-offs and recoveries through                            -------------------------------------------
the allocated transfer risk reserve.                                                      Calendar year-to-date
                                                                              -------------------------------------------
                                              Dollar Amounts in Thousands     RIAD  Bil  Mil  Thou   RIAD  Bil  Mil  Thou
-------------------------------------------------------------------------------------------------------------------------
1. Loans secured by real estate:
   a. Construction, land development, and other land loans .................  3582               0   3583               0 1.a.
   b. Secured by farmland ..................................................  3584               0   3585               0 1.b.
   c. Secured by 1-4 family residential properties:
      (1) Revolving, open-end loans secured by 1-4 family residential
          properties and extended under lines of credit ....................  5411               0   5412               0 1.c.(1)
      (2) Closed-end loans secured by 1-4 family residential properties
          (a) Secured by first liens .......................................  C234               0   C217               0 1.c.(2)(a)
          (b) Secured by junior liens ......................................  C235               0   C218               0 1.c.(2)(b)
   d. Secured by multifamily (5 or more) residential properties ............  3588               0   3589               0 1.d.
   e. Secured by nonfarm nonresidential properties .........................  3590               0   3591               0 1.e.
2. Loans to depository institutions and acceptances of other banks .........  4481               0   4482               0 2.
3. Not applicable
4. Commercial and industrial loans .........................................  4638               0   4608               0 4.
5. Loans to individuals for household, family, and other personal expenditures:
   a. Credit cards .........................................................  B514               0   B515               0 5.a.
   b. Other (includes single payment, installment, all student loans,
      and revolving credit plans other than credit cards) ..................  B516               0   B517               0 5.b.
6. Loans to foreign governments and official institutions ..................  4643               0   4627               0 6.
7. All other loans(2) ......................................................  4644               0   4628               0 7.
8. Lease financing receivables .............................................  4266               0   4267               0 8.
9. Total (sum of items 1 through 8) ........................................  4635               0   4605               0 9.

------------
(1) Include write-downs arising from transfers of loans to a held-for-sale account.
(2) Includes charge-offs and recoveries on "Loans to finance agricultural production and other loans to farmers," "Obligations (other than securities and leases) of states and political subdivisions in the US," and "Other loans."

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-5
                                                                           7

Schedule RI-B - Continued

Part I. Continued

                                                                              -------------------------------------------
                                                                                    (Column A)            (Column B)
                                                                                  Charge-offs(1)          Recoveries
Part I excludes charge-offs and recoveries through                            -------------------------------------------
the allocated transfer risk reserve.                                                      Calendar year-to-date
                                                                              -------------------------------------------
Memoranda                                     Dollar Amounts in Thousands     RIAD  Bil  Mil  Thou   RIAD  Bil  Mil  Thou
-------------------------------------------------------------------------------------------------------------------------
1. Loans to finance commercial real estate, construction, and land development activities (not secured by real estate) included in
   Schedule RI-B, part I, items 4 and 7, above .............................  5409               0   5410              0 M.1.
2. Memorandum items 2.a through 2.d are to be completed by banks with
   $300 million or more in total assets:(2)
   a. Loans secured by real estate to non-U.S. addressees (domicile)
      (included in Schedule RI-B, part I, item 1, above) ...................  4652             N/A   4662            N/A M.2.a.
   b. Loans to and acceptances of foreign banks (included in Schedule
      RI-B, part I, item 2, above) .........................................  4654             N/A   4664            N/A M.2.b.
   c. Commercial and industrial loans to non-U.S. addressees (domicile)
      (included in Schedule RI-B, part I, item 4, above) ...................  4646             N/A   4618            N/A M.2.c.
   d. Lease financing receivables of non-U.S. addressees (domicile)
      (included in Schedule RI-B, part I, item 8, above) ...................  4659             N/A   4669            N/A M.2.d.
3. Memorandum item 3 is to be completed by:(2)
   - banks with $300 million or more in total assets, and
   - banks with less than $300 million in total assets that have loans to finance agricultural production and other loans to farmers
     (Schedule RC-C, part l, item 3) exceeding five percent of total loans.
   Loans to finance agricultural production and other loans to
   farmers (included in Schedule RI-B, part I, item 7, above ...............  4655             N/A   4665            N/A M.3.

------------
(1) Include write-downs arising from transfers of loans to a held-for-sale account.
(2) The $300 million asset size test and the five percent of total loans test are generally based on the total assets and total loans reported on the June 30, 2001, Report of Condition.

Part II. Changes in Allowance for Loan and Lease Losses

                                                                                                           --------------------
                                                                            Dollar Amounts in Thousands    RIAD  Bil  Mil  Thou
-------------------------------------------------------------------------------------------------------------------------------
1. Balance most recently reported for the December 31, 2001, Reports of Condition and Income
   (i.e., after adjustments from amended Reports of Income) .............................................  B522               0 1.
2. Recoveries (must equal part I, item 9, column B above) ...............................................  4605               0 2.
3. LESS: Charge-offs (must equal part I, item 9, column A above less Schedule RI-B, Part II, item 4) ....  C079               0 3.
4. LESS: Write-downs arising from transfers of loans to a held-for-sale account .........................  5523               0 4.
5. Provision for loan and lease losses (must equal Schedule RI, item 4) .................................  4230               0 5.
6. Adjustments* (see instructions for this schedule) ....................................................  C233               0 6.
7. Balance end of current period (sum of items 1, 2, 5, and 6, less items 3 and 4)
   (must equal Schedule RC, item 4.c) ...................................................................  3123               0 7.

------------
* Describe on Schedule RI-E - Explanations.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-6
                                                                           8
Schedule RI-E - Explanations

Schedule RI-E is to be completed each quarter on a calendar year-to-date basis.

Detail all adjustments in Schedule RI-A and RI-B, all extraordinary items and other adjustments in Schedule RI, and all significant items of other noninterest income and other noninterest expense in Schedule RI. (See instructions for details.)

                                                                                                      ---------------------
                                                                                                          Year-to-date
                                                                                                      ---------------------
                                                                    Dollar Amounts in Thousands       RIAD  Bil  Mil   Thou
---------------------------------------------------------------------------------------------------------------------------
1. Other noninterest income (from Schedule RI, item 5.1)
   Itemize and describe amounts that exceed 1% of the sum of Schedule RI, items 1.h and 5.m:
   a. Income and fees from the printing and sale of checks                                            C013                0 1.a.
   b. Earnings on/increase in value of cash surrender value of life insurance                         C014                0 1.b.
   c. Income and fees from automated teller machines (ATMs)                                           C016                0 1.c.
   d. Rent and other income from other real estate owned                                              4042                0 1.d.
   e. Safe deposit box rent                                                                           C015                0 1.e.

      TEXT 4461
   f.                                                                                                 4461                0 1.f.

      TEXT 4462
   g.                                                                                                 4462                0 1.g.

      TEXT 4463
   h.                                                                                                 4463                0 1.h.
2. Other noninterest expense (from Schedule RI, item 7.d)
   Itemize and describe amounts that exceed 1% of the sum of Schedule RI, items 1.h and 5.m:
   a. Data processing expenses                                                                        C017                0 2.a.
   b. Advertising and marketing expenses                                                              0497                0 2.b.
   c. Directors' fees                                                                                 4136                0 2.c.
   d. Printing, stationery, and supplies                                                              C018                0 2.d.
   e. Postage                                                                                         8403                0 2.e.
   f. Legal fees and expenses                                                                         4141                0 2.f.
   g. FDIC deposit insurance assessments                                                              4146                0 2.g.

      TEXT 4464
   h.           Travel and Club Expenses                                                              4464              648 2.h.

      TEXT 4467
   i.           Interdepartmental Expenses                                                            4467            6,523 2.i.

      TEXT 4468
   j.           Agency Professional Expenses                                                          4468            2,072 2.j.
3. Extraordinary items and other adjustments and applicable income tax effect (from Schedule RI, item 11) (itemize and describe all extraordinary items and other adjustments):

   a. (1) Effect of adopting FAS 142, "Goodwill and Other Intangible Assets"                          C231                0 3.a.(1)
      (2) Applicable income tax effect                                          4486             0                          3.a.(2)

          TEXT 4487
   b. (1)                                                                                             4487                0 3.b.(1)
      (2) Applicable income tax effect                                          4488             0                          3.b.(2)

          TEXT 4489
   C. (1)                                                                                             4489                0 3.c.(1)
      (2) Applicable income tax effect                                          4491             0                          3.c.(2)

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-7
                                                                           9

Schedule RI-E - Continued

                                                                                                      ---------------------
                                                                                                          Year-to-date
                                                                                                      ---------------------
                                                                    Dollar Amounts in Thousands       RIAD  Bil  Mil   Thou
---------------------------------------------------------------------------------------------------------------------------
4. Restatements due to corrections of material accounting errors and changes in accounting principles from Schedule RI-A, item 2) (itemize and describe all restatements):

      TEXT B526
   a.                                                                                                 B526                0 4.a

      TEXT B527
   b.                                                                                                 B527                0 4.b.
5. Other transactions with parent holding company (from Schedule RI-A, item 11)
   (itemize and describe all such transactions):

      TEXT 4498                                                                                       4498                0 5.a.
   a.

      TEXT 4499
   b.                                                                                                 4499                0 5.b.
6. Adjustments to allowance for loan and lease losses (from Schedule RI-B, part II, item 6)
   (itemize and describe all adjustments):

      TEXT 4521
   a.                                                                                                 4521                0 6.a.

      TEXT 4522
   b.                                                                                                 4522                0 6.b.
7. Other explanations (the space below is provided for the bank to briefly describe, at its option, any other significant items affecting the Report of Income):

   Other explanations (Either enter text in the field below or skip and leave blank for "No comment"):

   (TEXT 4769)

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-1
                                                                          10

Consolidated Report of Condition for Insured Commercial and State-Chartered Savings Banks for September 30, 2002

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet

                                                                                                      ------------------------
                                                                        Dollar Amounts in Thousands   RCON  Bil  Mil      Thou
------------------------------------------------------------------------------------------------------------------------------
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):
   a. Noninterest-bearing balances and currency and coin(1) ........................................  0081                 713 1.a.
   b. Interest-bearing balances(2) .................................................................  0071              24,205 1.b.
2. Securities:
   a. Held-to-maturity securities (from Schedule RC-B, column A) ...................................  1754                   0 2.a.
   b. Available-for-sale securities (from Schedule RC-B, column D) .................................  1773              82,642 2.b.
3. Federal funds sold and securities purchased under agreements to resell:
   a. Federal funds sold ...........................................................................  B987                   0 3.a.
   b. Securities purchased under agreements to resell(3) ...........................................  B989                   0 3.b.
4. Loans and lease financing receivables (from Schedule RC-C):
   a. Loans and leases held for sale ...............................................................  5369                   0 4.a.

   b. Loans and leases, net of unearned income ................................  B528            0                             4.b.
   c. LESS: Allowance for loan and lease losses ...............................  3123            0                             4.c.

   d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c) ..................  B529                   0 4.d.
5. Trading assets (from Schedule RC-D) .............................................................  3545                   0 5.
6. Premises and fixed assets (including capitalized leases) ........................................  2145               4,042 6.
7. Other real estate owned (from Schedule RC-M) ....................................................  2150                   0 7.
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M) ........  2130                   0 8.
9. Customers' liability to this bank on acceptances outstanding ....................................  2155                   0 9.
10. Intangible assets:
    a. Goodwill ....................................................................................  3163                   0 10.a.
    b. Other intangible assets (from Schedule RC-M) ................................................  0426                 505 10.b.
11. Other assets (from Schedule RC-F) ..............................................................  2160              11,210 11.
12. Total assets (sum of items 1 through 11) .......................................................  2170             123,317 12.

------------
(1) Includes cash items in process of collection and unposted debits.
(2) Includes time certificates of deposit not held for trading.
(3) Includes all securities resale agreements, regardless of maturity.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RI-2
                                                                           11

Schedule RC - Continued

                                                                                                   ------------------------
                                                                     Dollar Amounts in Thousands   RCON  Bil  Mil      Thou
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
13. Deposits:
    a. In domestic offices (sum of totals of columns A and C from Schedule RC-E) ................. 2200                   0 13.a.

       (1) Non interest-bearing(1) ............................................  6631         0                             13.a.(1)
       (2) Interest-bearing ...................................................  6636         0                             13.a.(2)

    b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
    a. Federal funds purchased(2) ...............................................................  B993                   0 14.a.
    b. Securities sold under agreements to repurchase(3) ........................................  B995                   0 14.b.
15. Trading liabilities (from Schedule RC-D) ....................................................  3548                   0 15.
16. Other borrowed money (includes mortgage indebtedness and obligations under
    capitalized leases) (from Schedule RC-M) ....................................................  3190                   0 16.
17. Not applicable
18. Bank's liability on acceptances executed and outstanding ....................................  2920                   0 18.
19. Subordinated notes and debentures(4) ........................................................  3200                   0 19.
20. Other liabilities (from Schedule RC-G) ......................................................  2930              15,132 20.
21. Total liabilities (sum of items 13 through 20) ..............................................  2948              15,132 21.
22. Minority interest in consolidated subsidiaries ..............................................  3000                   0 22.
EQUITY CAPITAL
23. Perpetual preferred stock and related surplus ...............................................  3838                   0 23.
24. Common stock ................................................................................  3230              50,000 24.
25. Surplus (exclude all surplus related to preferred stock) ....................................  3839              50,000 25.
26. a. Retained earnings ........................................................................  3632               8,205 26.a.
    b. Accumulated other comprehensive income(5) ................................................  B530                 (20)26.b.
27. Other equity capital components(6) ..........................................................  A130                   0 27.
28. Total equity capital (sum of items 23 through 27) ...........................................  3210             108,185 28.
29. Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28) ......  3300             123,317 29.

Memorandum

To be reported with the March Report of Condition.

                                                                                                              -------------
                                                                                                              RCON   Number
                                                                                                              -------------
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external
   auditors as of any date during 2001 .....................................................................  6724      N/A M.1.

1 = Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2 = Independent audit of the bank's parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3 = Attestation on bank management's assertion on the effectiveness of the bank's internal control over financial reporting by a certified public accounting firm

4 = Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

5 = Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)

6 = Review of the bank's financial statements by external auditors

7 = Compilation of the bank's financial statements by external auditors

8 = Other audit procedures (excluding tax preparation work)

9 = No external audit work

------------
(1) Includes total demand deposits and non interest-bearing time and savings deposits.
(2) Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money."
(3) Includes all securities repurchase agreements, regardless of maturity.
(4) Includes limited-life preferred stock and related surplus.
(5) Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and minimum pension liability adjustments.
(6) Includes treasury stock and unearned Employee Stock Ownership Plan shares.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-3
                                                                          12

Schedule RC-A - Cash and Balances Due From Depository Institutions

Schedule RC-A is to be completed only by banks with $300 million or more in total assets. Exclude assets held for trading.

                                                                                                   ------------------------
                                                                     Dollar Amounts in Thousands   RCON  Bil  Mil      Thou
---------------------------------------------------------------------------------------------------------------------------
1. Cash items in process of collection, unposted debits, and currency and coin:
   a. Cash items in process of collection and unposted debits ...................................  0020                 N/A 1.a.
   b. Currency and coin .........................................................................  0080                 N/A 1.b.
2. Balances due from depository institutions in the U.S:
   a. U.S. branches and agencies of foreign banks ...............................................  0083                 N/A 2.a.
   b. Other commercial banks in the U.S. and other depository institutions in the U.S. ..........  0085                 N/A 2.b.
3. Balances due from banks in foreign countries and foreign central banks:
   a. Foreign branches of other U.S. banks ......................................................  0073                 N/A 3.a.
   b. Other banks in foreign countries and foreign central banks ................................  0074                 N/A 3.b.
4. Balances due from Federal Reserve Banks ......................................................  0090                 N/A 4.
5. Total (sum of items 1 through 4) (must equal Schedule RC, sum of items 1.a and 1.b) ..........  0010                 N/A 5.

Schedule RC-B - Securities

Exclude assets held for trading.

                                   -----------------------------------------------------------------------------------------
                                                 Held-to-maturity                            Available-for-sale
                                   -----------------------------------------------------------------------------------------
                                         (Column A)            (Column B)             (Column C)             (Column D)
                                       Amortized Cost          Fair Value           Amortized Cost           Fair Value
                                   -----------------------------------------------------------------------------------------
Dollar Amounts in Thousands        RCON  Bil Mil   Thou   RCON  Bil Mil   Thou   RCON  Bil Mil   Thou   RCON  Bil Mil   Thou
----------------------------------------------------------------------------------------------------------------------------
1. U.S. Treasury securities .....  0211               0   0213               0   1286          53,399   1287          53,414 1.
2. U.S. Government agency
   obligations (exclude
   mortgage-backed
   securities):
   a. Issued by U.S. Gov-
      ernment agencies(1) .......  1289               0   1290               0   1291               0   1293               0 2.a.
   b. Issued by U.S.
      Government
      sponsored agencies(2) .....  1294               0   1295               0   1297               0   1298               0 2.b.
3. Securities issued by
   states and political
   subdivisions in the U.S. .....  8496               0   8497               0   8498               0   8499               0 3.

------------
(1) Includes Small Business Administration "Guaranteed Loan Pool Certificates," U.S. Maritime Administration obligations, and Export-Import Bank participation certificates.
(2) Includes obligations (other than mortgage-backed securities) issued by the Farm Credit System, the Federal Home Loan Bank System, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Financing Corporation, Resolution Funding Corporation, the Student Loan Marketing Association, and the Tennessee Valley Authority.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-4
                                                                           13

Schedule RC-13 - Continued

                                   -----------------------------------------------------------------------------------------
                                                 Held-to-maturity                            Available-for-sale
                                   -----------------------------------------------------------------------------------------
                                         (Column A)            (Column B)             (Column C)             (Column D)
                                       Amortized Cost          Fair Value           Amortized Cost           Fair Value
                                   -----------------------------------------------------------------------------------------
Dollar Amounts in Thousands        RCON  Bil Mil   Thou   RCON  Bil Mil   Thou   RCON  Bil Mil   Thou   RCON  Bil Mil   Thou
----------------------------------------------------------------------------------------------------------------------------
4. Mortgage-backed
   securities (MBS):
   a. Pass-through
      securities:
      (1) Guaranteed by
          GNMA ................... 1698               0   1699               0   1701               0   1702               0 4.a.(1)
      (2) Issued by FNMA
          and FHLMC .............. 1703               0   1705               0   1706               0   1707               0 4.a.(2)
      (3) Other pass-
          through securities ..... 1709               0   1710               0   1711               0   1713               0 4.a.(3)
   b. Other mortgage
      backed securities
      (include CMOs,
      REMICs, and stripped
      MBS):
      (1) Issued or guar
          anteed by FNMA,
          FHLMC, or GNMA ......... 1714               0   1715               0   1716               0   1717               0 4.b.(1)
      (2) Collateralized by
          MBS issued or
          guaranteed by
          FNMA, FHLMC,
          or GNMA ................ 1718               0   1719               0   1731               0   1732               0 4.b.(2)
      (3) All other
          mortgage-backed
          securities ............. 1733               0   1734               0   1735               0   1736               0 4.b.(3)
5. Asset-backed securities
   (ABS):
   a. Credit card
      receivables ................ B838               0   B839               0   B840               0   B841               0 5.a.
   b. Home equity lines .......... B842               0   B843               0   B844               0   B845               0 5.b.
   c. Automobile loans ........... B846               0   B847               0   B848               0   B849               0 5.c.
   d. Other consumer loans ....... B850               0   B851               0   B852               0   B853               0 5.d.
   e. Commercial and
      industrial loans ........... B854               0   B855               0   B856               0   B857               0 5.e.
   f. Other ...................... B858               0   B859               0   B860               0   B861               0 5.f.
6. Other debt securities:
   a. Other domestic debt
      securities ................. 1737               0   1738               0   1739               0   1741               0 6.a.
   b. Foreign debt
      securities ................. 1742               0   1743               0   1744          29,273   1746          29,228 6.b.
7. Investments in mutual
   funds and other equity
   securities with readily
   determinable fair values(1)                                                   A510               0   A511               0 7.
8. Total (sum of items 1
   through 7) (total of
   column A must equal
   Schedule RC, item 2.a)
   (total of column D must
   equal Schedule RC,
   item 2.b) ..................... 1754               0   1771               0   1772          82,672   1773          82,642 8.

------------
(1) Report Federal Reserve stock, Federal Home Loan Bank stock, and bankers' bank stock in Schedule RC-F, item 4.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-5
                                                                           14


Schedule RC-13 - Continued

Memoranda

                                                                                                    ----------------------
                                                                       Dollar Amounts in Thousands  RCON  Bil Mil     Thou
--------------------------------------------------------------------------------------------------------------------------
1. Pledged securities(1)                                                                            0416               600 M.1.
2. Maturity and repricing data for debt securities(1),(2) (excluding those in nonaccrual status):
   a. Securities issued by the U.S. Treasury, U.S. Government agencies, and states and political subdivisions in the U.S.; other non-mortgage debt securities; and mortgage pass-through securities other than those backed by closed-end first lien 1-4 family residential mortgages with a remaining maturity or next repricing date of:(3),(4)
      (1) Three months or less                                                                      A549            61,466 M.2.a.(1)
      (2) Over three months through 12 months                                                       A550            21,176 M.2.a.(2)
      (3) Over one year through three years                                                         A551                 0 M.2.a.(3)
      (4) Over three years through five years                                                       A552                 0 M.2.a.(4)
      (5) Over five years through 15 years                                                          A553                 0 M.2.a.(5)
      (6) Over 15 years                                                                             A554                 0 M.2.a.(6)
   b. Mortgage pass-through securities backed by closed-end first lien 1-4 family residential mortgages with a remaining maturity or next repricing date of:(3),(5)
      (1) Three months or less                                                                      A555                 0 M.2.b.(1)
      (2) Over three months through 12 months                                                       A556                 0 M.2.b.(2)
      (3) Over one year through three years                                                         A557                 0 M.2.b.(3)
      (4) Over three years through five years                                                       A558                 0 M.2.b.(4)
      (5) Over five years through 15 years                                                          A559                 0 M.2.b.(5)
      (6) Over 15 years                                                                             A560                 0 M.2.b.(6)
   c. Other mortgage-backed securities (include CMOs, REMICs, and stripped MBS; exclude mortgage pass-through securities) with an expected average life of:(6)
      (1) Three years or less                                                                       A561                 0 M.2.c.(1)
      (2) Over three years                                                                          A562                 0 M.2.c.(2)
   d. Debt securities with a REMAINING MATURITY of one year or less (included in
      Memorandum items 2.a through 2.c above)                                                       A248            82,642 M.2.d.
3. Amortized cost of held-to-maturity securities sold or transferred to available-for-sale or trading securities during the calendar year-to-date (report the amortized cost at date of
   sale or transfer)                                                                                1778                 0 M.3.
4. Structured notes (included in the held-to-maturity and available-for-sale accounts in
   Schedule RC-B, items 2, 3, 5, and 6):
   a. Amortized cost                                                                                8782                 0 M.4.a.
   b. Fair value                                                                                    8783                 0 M.4.b.

------------
(1) Includes held-to-maturity securities at amortized cost and available-for-sale securities at fair value.
(2) Exclude investments in mutual funds and other equity securities with readily determinable fair values.
(3) Report fixed rate debt securities by remaining maturity and floating rate debt securities by next repricing date.
(4) Sum of Memorandum items 2.a.(1) through 2.a.(6) plus any nonaccrual debt securities in the categories of debt securities reported in Memorandum item 2.a that are included in Schedule RCA item 9, column C, must equal Schedule RC-B, sum of items 1, 2, 3, 5, and 6, columns A and D, plus mortgage pass-through securities other than those backed by closed-end first lien 1-4 family residential mortgages included in Schedule RC-B, item 4.a, columns A and D.
(5) Sum of Memorandum items 2.b.(1) through 2.b.(6) plus any nonaccrual mortgage pass-through securities backed by closed-end first lien 1-4 family residential mortgages included in Schedule RC-N, item 9, column C, must equal Schedule RC-B, item 4.a, sum of columns A and D, less the amount of mortgage pass-through securities other than those backed by closed-end first lien 1-4 family residential mortgages included in Schedule RC-B, item 4.a, columns A and D.
(6) Sum of Memorandum items 2.c.(1) and 2.c.(2) plus any nonaccrual "Other mortgage-backed securities" included in Schedule RC-N, item 9, column C, must equal Schedule RC-B, item 4.b, sum of columns A and D.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-6
                                                                          15

Schedule RC-C - Loans and Lease Financing Receivables

Part I. Loans and Leases

Do not deduct the allowance for loan and lease losses from amounts reported in this schedule. Report (1) loans and leases held for sale at the lower of cost or market value and (2) other loans and leases, net of unearned income. Report loans and leases net of any applicable allocated transfer risk reserve. Exclude assets held for trading and commercial paper.

                                                                              -------------------------------------------
                                                                                   (Column A)             (Column B)
                                                                                To Be Completed        To Be Completed
                                                                                  by Banks with          by All Banks
                                                                              $300 Million or More
                                                                                in Total Assets(l)
                                                                              -------------------------------------------
                                                Dollar Amounts in Thousands   RCON  Bil  Mil  Thou   RCON  Bil  Mil  Thou
-------------------------------------------------------------------------------------------------------------------------
1. Loans secured by real estate:
   a. Construction, land development, and other land loans .................                         1415               0 1.a.
   b. Secured by farmland (including farm residential and other
      improvements) ........................................................                         1420               0 1.b.
   c. Secured by 1-4 family residential properties:
      (1) Revolving, open-end loans secured by 1-4 family residential
          properties and extended under lines of credit ....................                         1797               0 1.c.(1)
      (2) Closed-end loans secured by 1-4 family residential properties:
          (a) Secured by first liens .......................................                         5367               0 1.c.(2)(a)
          (b) Secured by junior liens ......................................                         5368               0 1.c.(2)(b)
   d. Secured by multifamily (5 or more) residential properties ............                         1460               0 1.d.
   e. Secured by nonfarm nonresidential properties .........................                         1480               0 1.e.
2. Loans to depository institutions and acceptances of other banks .........                         1288               0 2.
   a. To commercial banks in the U.S.:
      (1) To U.S. branches and agencies of foreign banks ...................  B532             N/A                        2.a.(1)
      (2) To other commercial banks in the U.S. ............................  B533             N/A                        2.a.(2)
   b. To other depository institutions in the U.S. .........................  B534             N/A                        2.b.
   c. To banks in foreign countries:
      (1) To foreign branches of other U.S. banks ..........................  B536             N/A                        2.c.(1)
      (2) To other banks in foreign countries ..............................  B537             N/A                        2.c.(2)
3. Loans to finance agricultural production and other loans to farmers .....                         1590               0 3.
4. Commercial and industrial loans .........................................                         1766               0 4.
   a. To U.S. addressees (domicile) ........................................  1763             N/A                        4.a.
   b. To non-U.S. addressees (domicile) ....................................  1764             N/A                        4.b.
5. Not applicable
6. Loans to individuals for household, family, and other personal expenditures (i.e., consumer loans) (includes purchased paper):
   a. Credit cards .........................................................                         B538               0 6.a.
   b. Other revolving credit plans .........................................                         B539               0 6.b.
   c. Other consumer loans (includes single payment, installment, and
      all student loans) ...................................................                         2011               0 6.c.
7. Loans to foreign governments and official institutions (including
   foreign central banks) ..................................................                         2081               0 7.
8. Obligations (other than securities and leases) of states and political
   subdivisions in the U.S. ................................................                         2107               0 8.
9. Other loans .............................................................                         1563               0 9.
   a. Loans for purchasing or carrying securities (secured and unsecured) ..  1545             N/A                        9.a.
   b. All other loans (exclude consumer loans) .............................  1564             N/A                        9.b.
10. Lease financing receivables (net of unearned income) ...................                         2165               0 10.
   a. Of U.S. addressees (domicile) ........................................  2182             N/A                        10.a.
   b. Of non-U.S. addressees (domicile) ....................................  2183             N/A                        10.b.
11. LESS: Any unearned income on loans reflected in items 1-9 above ........                         2123               0 11.
12. Total loans and leases, net of unearned income (sum of items 1 through 10 minus item 11) (must equal Schedule RC, sum of items 4.a
    and 4.b) ...............................................................                         2122               0 12.

------------
(1) The $300 million asset size test is generally based on the total assets reported on the June 30, 2001, Report of Condition.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-7
                                                                          16

Schedule RC-C - Continued

Part I. Continued

                                                                                                      --------------------
                                                                        Dollar Amounts in Thousands   RCON  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------
1. Loans and leases restructured and in compliance with modified terms (included in
   Schedule RC-C, part I, and not reported as past due or nonaccrual in
   Schedule RC-N, Memorandum item 1) (exclude loans secured by 1-4 family residential
   properties and loans to individuals for household, family, and other personal expenditures) ...... 1616               0 M.1.
2. Maturity and repricing data for loans and leases (excluding those in nonaccrual status):
   a. Closed-end loans secured by first liens on 1-4 family residential properties (reported in
      Schedule RC-C, part I, item 1.c.(2)(a), column B, above) with a remaining maturity or next repricing date of:(1),(2)
      (1) Three months or less ...................................................................... A564               0 M.2.a.(1)
      (2) Over three months through 12 months ....................................................... A565               0 M.2.a.(2)
      (3) Over one year through three years ......................................................... A566               0 M.2.a.(3)
      (4) Over three years through five years ....................................................... A567               0 M.2.a.(4)
      (5) Over five years through 15 years .......................................................... A568               0 M.2.a.(5)
      (6) Over 15 years ............................................................................. A569               0 M.2.a.(6)
   b. All loans and leases (reported in Schedule RC-C, part I, items 1 through 10, column B, above)
      EXCLUDING closed-end loans secured by first liens on 1-4 family residential properties
      (reported in Schedule RC-C, part I, item 1.c.(2)(a), column B, above) with a remaining maturity or next repricing date of:(1),(3)
      (1) Three months or less ...................................................................... A570               0 M.2.b.(1)
      (2) Over three months through 12 months ....................................................... A571               0 M.2.b.(2)
      (3) Over one year through three years ......................................................... A572               0 M.2.b.(3)
      (4) Over three years through five years ....................................................... A573               0 M.2.b.(4)
      (5) Over five years through 15 years .......................................................... A574               0 M.2.b.(5)
      (6) Over 15 years ............................................................................. A575               0 M.2.b.(6)
   c. Loans and leases (reported in Schedule RC-C, part I, items 1 through 10, column B, above)
      with a REMAINING MATURITY of one year or less (excluding those in nonaccrual status) .......... A247               0 M.2.c.
3. Loans to finance commercial real estate, construction, and land development activities
   (not secured by real estate) included in Schedule RC-C, part I, items 4 and 9, column B(4) ....... 2746               0 M.3.
4. Adjustable rate closed-end loans secured by first liens on 1-4 family residential properties
   (included in Schedule RC-C, part I, item 1.c.(2)(a), column B) ................................... 5370               0 M.4.
5. To be completed by banks with $300 million or more in total assets: (5)
   Loans secured by real estate to non-U.S. addressees (domicile) (included in
   Schedule RC-C, part I, items 1.a through 1.e, column B) .......................................... B837             N/A M.5.

------------
(1) Report fixed rate loans and leases by remaining maturity and floating rate loans by next repricing date.
(2) Sum of Memorandum items 2.a.(1) through 2.a.(6) plus total nonaccrual closed-end loans secured by first liens on 1-4 family residential properties included in Schedule RC-N, item 1.c.(2)(a), column C, must equal total closed-end loans secured by first liens on 1-4 family residential properties from Schedule RC-C, part I, item 1.c.(2)(a), column B.
(3) Sum of Memorandum items 2.b.(1) through 2.b.(6), plus total nonaccrual loans and leases from Schedule RC-N, sum of items 1 through 8, column C, minus nonaccrual closed-end loans secured by first liens on 1-4 family residential properties included in Schedule RC-N, item 1.c.(2)(a), column C, must equal total loans and leases from Schedule RC-C, part I, sum of items 1 through 10, column B, minus total closed-end loans secured by first liens on 1-4 family residential properties from Schedule RC-C, part I, item 1.c.(2)(a), column B.
(4)  Exclude loans secured by real estate that are included in Schedule RC-C, part I, items 1.a through 1.e, column B.
(5) The $300 million asset size test is generally based on the total assets reported on the June 30, 2001, Report of Condition.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-7a
                                                                         16a


Schedule RC-C - Continued

Part II. Loans to Small Businesses and Small Farms

Schedule RC-C, Part II is to be reported only with the June Report of Condition.

Report the number and amount currently outstanding as of June 30 of business loans with "original amounts" of $1,000,000 or less and farm loans with "original amounts" of $500,000 or less. The following guidelines should be used to determine the "original amount" of a loan: (1) For loans drawn down under lines of credit or loan commitments, the "original amount" of the loan is the size of the line of credit or loan commitment when the line of credit or loan commitment was most recently approved, extended, or renewed prior to the report date. However, if the amount currently outstanding as of the report date exceeds this size, the "original amount" is the amount currently outstanding on the report date. (2) For loan participations and syndications, the "original amount" of the loan participation or syndication is the entire amount of the credit originated by the lead lender. (3) For all other loans, the "original amount" is the total amount of the loan at origination or the amount currently outstanding as of the report date, whichever is larger.

Loans to Small Businesses

1. Indicate in the appropriate box at the right whether all or substantially all of the dollar volume of your bank's "Loans secured by nonfarm nonresidential properties" reported in Schedule RC-C, part I, item 1.e, and all or substantially all of the dollar volume of your bank's "Commercial and
   industrial loans" reported in Schedule RC-C, part I, item 4(1), have original                    ----------
   amounts of $100,000 or less (If your bank has no loans outstanding in both of                    RCON  (Y/N)
   these two loan categories, place an "N" in the box to the right for NO,                          ----------
   otherwise mark it "Y" for YES) ................................................................. 6999   N/A 1.
                                                                                                    ----------

If YES, complete items 2.a and 2.b below, skip items 3 and 4, and go to item 5.

If NO and your bank has loans outstanding in either loan category, skip items 2.a and 2.b, complete items 3 and 4 below, and go to item 5.

If NO and your bank has no loans outstanding in both loan categories, skip items 2 through 4, and go to item 5.

                                                                                ----------------
                                                                                Number of Loans
                                                                                ----------------
2. Report the total number of loans currently outstanding for each of the following Schedule RC-C, part I, loan categories:
   a. "Loans secured by nonfarm nonresidential properties" reported in
      Schedule RC-C, part I, item 1.e, (Note: Item 1.e divided by the           ----------------
      number of loans should NOT exceed $100,000.) ............................ 5562         N/A 2.a.
   b. "Commercial and industrial loans" reported in Schedule RC-C,              ----------------
      part I, item 4(1). (Note: Item 4(1), divided by the number of             ----------------
      loans should NOT exceed $100,000.) ...................................... 5563         N/A 2.b.
                                                                                ----------------

                                                                                  -------------------------------------------
                                                                                        (Column A)             (Column B)
                                                                                                                 Amount
                                                                                                               Currently
                                                   Dollar Amounts in Thousands       Number of Loans          Outstanding
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  RCON                   RCON  Bil  Mil  Thou
                                                                                  ----                   --------------------
3. Number and amount currently outstanding of "Loans secured by nonfarm nonresidential properties" reported in Schedule RC-C, part 1, item 1.e (sum of items 3.a through 3.c must be less than or equal to
   Schedule RC-C, part 1, item 1.e):
   a. With original amounts of $100,000 or less ................................. 5564             N/A   5565             N/A 3.a.
   b. With original amounts of more than $100,000 through $250,000 .............. 5566             N/A   5567             N/A 3.b.
   c. With original amounts of more than $250,000 through $1,000,000 ............ 5568             N/A   5569             N/A 3.c.
4. Number and amount currently outstanding of "Commercial and industrial loans" reported in Schedule RC-C, part1, item 4(1) (sum of items
   4.a through 4.c must be less than or equal to Schedule RC-C, part I, item 4(1)):
   a. With original amounts of $100,000 or less ................................. 5570             N/A   5571             N/A 4.a.
   b. With original amounts of more than $100,000 through $250,000 .............. 5572             N/A   5573             N/A 4.b.
   c. With original amounts of more than $250,000 through $1,000,000 ............ 5574             N/A   5575             N/A 4.c.

------------
(1) Banks with $300 million or more in total assets should provide the requested information for "Commercial and industrial loans" based on the loans reported in Schedule RC-C, part I, item 4.a, column A, "Commercial and industrial loans to U.S. addressees.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-7b
                                                                         16b

Schedule RC-C - Continued

Part II. Continued

Agricultural Loans to Small Farms

5. Indicate in the appropriate box at the right whether all or substantially all of the dollar volume of your bank's "Loans secured by farmland (including farm residential and other improvements)" reported in Schedule RC-C, part I, item 1.b, and all or substantially all of the dollar volume of your bank's
   "Loans to finance agricultural production and other loans to farmers"                            ----------
   reported in Schedule RC-C, part I, item 3, have original amounts of $100,000                     RCON  (Y/N)
   or less (If your bank has no loans outstanding in both of these two loan                         ----------
   categories, place an "N" in the box to the right for NO, otherwise mark it   ................... 6860   N/A 5.
   "Y" for YES)                                                                                     ----------

If YES, complete items 6.a and 6.b below, and do not complete items 7 and 8.

If NO and your bank has loans outstanding in either loan category, skip items 6.a and 6.b and complete items 7 and 8 below.

If NO and your bank has no loans outstanding in both loan categories, do not complete items 6 through 8.

                                                                                ----------------
                                                                                Number of Loans
                                                                                ----------------
6. Report the total number of loans currently outstanding for each of the following Schedule RC-C, part I, loan categories:
   a. "Loans secured by farmland (including farm residential and other improvements)" reported in Schedule RC-C, part I, item 1.b,
      (Note: Item 1.b, divided by the number of loans should NOT exceed         ----------------
      $100,000.) .............................................................. 5576         N/A 6.a.
   b. "Loans to finance agricultural production and other loans to              ----------------
      farmers" reported in Schedule RC-C, part I, item 3 (Note: Item            ----------------
      3 divided by the number of loans should NOT exceed $100,000.) ........... 5577         N/A 6.b.
                                                                                ----------------

                                                                                  -------------------------------------------
                                                                                        (Column A)             (Column B)
                                                                                                                 Amount
                                                                                                               Currently
                                                   Dollar Amounts in Thousands       Number of Loans          Outstanding
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  RCON                   RCON  Bil  Mil  Thou
                                                                                  ----                   --------------------
7. Number and amount currently outstanding of "Loans secured by farmland (including farm residential and other improvements)" reported in Schedule RC-C, part 1, item 1.b (sum of items 7.a through 7.c must be less than or equal to Schedule RC-C, part I, item 1.b):
   a. With original amounts of $100,000 or less ................................. 5578             N/A   5579             N/A 7.a.
   b. With original amounts of more than $100,000 through $250,000 .............. 5580             N/A   5581             N/A 7.b.
   c. With original amounts of more than $250,000 through $500,000 .............. 5582             N/A   5583             N/A 7.c.
8. Number and amount currently outstanding of "Loans to finance agricultural production and other loans to farmers" reported in
   Schedule RC-C, part I, item 3 (sum of items 8.a through 8.c must be less than or equal to Schedule RC-C, part I, item 3):
   a. With original amounts of $100,000 or less ................................. 5584             N/A   5585             N/A 8.a.
   b. With original amounts of more than $100,000 through $250,000 .............. 5586             N/A   5587             N/A 8.b.
   c. With original amounts of more than $250,000 through $500,000 .............. 5588             N/A   5589             N/A 8.c.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-8
                                                                          17

Schedule RC-D - Trading Assets and Liabilities 17

Schedule RC-D is to be completed by banks that reported average trading assets (Schedule RC-K, item 7) of $2 million or more for any quarter of the preceding calendar year.

                                                                                                         --------------------
                                                                           Dollar Amounts in Thousands   RCON  Bil  Mil  Thou
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
1. U.S. Treasury securities ............................................................................ 3531             N/A 1.
2. U.S. Government agency obligations (exclude mortgage-backed securities) ............................. 3532             N/A 2.
3. Securities issued by states and political subdivisions in the U.S. .................................. 3533             N/A 3.
4. Mortgage-backed securities (MBS):
   a. Pass-through securities issued or guaranteed by FNMA, FHLMC, or GNMA ............................. 3534             N/A 4.a.
   b. Other mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA
      (include CMOs, REMICs, and stripped MBS) ......................................................... 3535             N/A 4.b.
   c. All other mortgage-backed securities ............................................................. 3536             N/A 4.c.
5. Other debt securities ............................................................................... 3537             N/A 5.
6.- 8. Not applicable
9. Other trading assets ................................................................................ 3541             N/A 9.
10. Not applicable
11. Revaluation gains on interest rate, foreign exchange rate, and other commodity and
    equity contracts ................................................................................... 3543             N/A 11.
12. Total trading assets (sum of items 1 through 11) (must equal Schedule RC, item 5) .................. 3545             N/A 12.

                                                                                                         --------------------
                                                                                                         RCON  Bil  Mil  Thou
                                                                                                         --------------------
LIABILITIES
13. Liability for short positions ...................................................................... 3546             N/A 13.
14. Revaluation losses on interest rate, foreign exchange rate, and other commodity and equity
    contracts .......................................................................................... 3547             N/A 14.
15. Total trading liabilities (sum of items 13 and 14) (must equal Schedule RC, item 15) ............... 3548             N/A 15.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                       FFIEC 041
                                                                       Page RC-9
                                                                          18

Schedule RC-E - Deposit Liabilities 1481

                                                          ----------------------------------------------------------------
                                                                                                         Nontransaction
                                                                    Transaction Accounts                    Accounts
                                                          ----------------------------------------------------------------
                                                               (Column A)            (Column B)            (Column C)
                                                           Total transaction        Memo: Total               Total
                                                          accounts (including     demand deposits        nontransaction
                                                              total demand          (included in             accounts
                                                                deposits)             column A          (including MMDAs
                                                          ----------------------------------------------------------------
                            Dollar Amounts in Thousands   RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------
Deposits of:
1. Individuals, partnerships, and corporations
   (include all certified and official checks) .........  B549            0                           B550               0 1.
2. U.S. Government .....................................  2202            0                           2520               0 2.
3. States and political subdivisions in the U.S. .......  2203            0                           2530               0 3.
4. Commercial banks and other depository
   institutions in the U.S. ............................  B551            0                           B552               0 4.
5. Banks in foreign countries ..........................  2213            0                           2236               0 5.
6. Foreign governments and official institutions
   (including foreign central banks) ...................  2216            0                           2377               0 6.
7. Total (sum of items 1 through 6) (sum of
   columns A and C must equal Schedule RC,
   item 13.a) ..........................................  2215            0     2210            0     2385               0 7.

Memoranda

                                                                                                      --------------------
                                                                        Dollar Amounts in Thousands   RCON  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------
1. Selected components of total deposits (i.e., sum of item 7, columns A and C):
   a. Total Individual Retirement Accounts (IRAs) and Keogh Plan accounts ..........................  6835               0 M.1.a.
   b. Total brokered deposits ......................................................................  2365               0 M.1.b.
   c. Fully insured brokered deposits (included in Memorandum item 1.b above):
      (1) Issued in denominations of less than $100,000 ............................................  2343               0 M.1.c.(1)
      (2) Issued EITHER in denominations of $100,000 OR in denominations greater than
          $100,000 and participated out by the broker in shares of $100,000 or less ................  2344               0 M.1.c.(2)
   d. Maturity data for brokered deposits:
      (1) Brokered deposits issued in denominations of less than $100,000 with a remaining
          maturity of one year or less (included in Memorandum item 1.c.(1) above) .................  A243               0 M.1.d.(1)
      (2) Brokered deposits issued in denominations of $100,000 or more with a remaining
          maturity of one year or less (included in Memorandum item 1.b above) .....................  A244               0 M.1.d.(2)
   e. Preferred deposits (uninsured deposits of states and political subdivisions in the U.S.
      reported in item 3 above which are secured or collateralized as required under state law)
      (to be completed for the December report only) ...............................................  5590               N/A M.1.e.
2. Components of total nontransaction accounts (sum of Memorandum items 2.a through 2.c must equal item 7, column C above):
   a. Savings deposits:
      (1) Money market deposit accounts (MMDAs) ....................................................  6810               0 M.2.a.(1)
      (2) Other savings deposits (excludes MMDAs) ..................................................  0352               0 M.2.a.(2)
   b. Total time deposits of less than $100,000 ....................................................  6648               0 M.2.b.
   c. Total time deposits of $100,000 or more ......................................................  2604               0 M.2.c.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-10
                                                                          19

Schedule RC-E - Continued

Memoranda (continued)

                                                                                                        ------------------
                                                                          Dollar Amounts in Thousands   RCON  Bil Mil Thou
--------------------------------------------------------------------------------------------------------------------------
3. Maturity and repricing data for time deposits of less than $100,000:
   a. Time deposits of less than $100,000 with a remaining maturity of next repricing date of:(1),(2)
      (1) Three months or less .......................................................................  A579             0 M.3.a.(1)
      (2) Over three months through 12 months ........................................................  A580             0 M.3.a.(2)
      (3) Over one year through three years ..........................................................  A581             0 M.3.a.(3)
      (4) Over three years ...........................................................................  A582             0 M.3.a.(4)
   b. Time deposits of less than $100,000 with a REMAINING MATURITY of one year
      or less (included in Memorandum items 3.a.(1) through 3.a.(4) above)(3) ........................  A241             0 M.3.b.
4. Maturity and repricing data for time deposits of $100,000 or more:
   a. Time deposits of $100,000 or more with a remaining maturity or next repricing date of:(1),(4)
      (1) Three months or less .......................................................................  A584             0 M.4.a.(1)
      (2) Over three months through 12 months ........................................................  A585             0 M.4.a.(2)
      (3) Over one year through three years ..........................................................  A586             0 M.4.a.(3)
      (4) Over three years ...........................................................................  A587             0 M.4.a.(4)
   b. Time deposits of $100,000 or more with a REMAINING MATURITY of one year or less
      (included in Memorandum items 4.a.(1) through 4.a.(4) above)(3) ................................  A242             0 M.4.b.

------------
(1) Report fixed rate time deposits by remaining maturity and floating rate time deposits by next repricing date.
(2) Sum of Memorandum items 3.a.(1) through 3.a.(4) must equal Schedule RC-E, Memorandum item 2.b.
(3) Report both fixed and floating rate time deposits by remaining maturity. Exclude floating rate time deposits with a next repricing date of one year or less that have a remaining maturity of over one year.
(4) Sum of Memorandum items 4.a.(1) through 4.a.(4) must equal Schedule RC-E, Memorandum item 2.c.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-11
                                                                          20

Schedule RC-F - Other Assets

                                                                                                        ----------------------
                                                                          Dollar Amounts in Thousands   RCON  Bil  Mil    Thou
------------------------------------------------------------------------------------------------------------------------------
1. Accrued interest receivable(1) ....................................................................  B556             1,109 1.
2. Net deferred tax assets(2) ........................................................................  2148             3,475 2.
3. Interest-only strips receivable (not in form of a security)(3) on:
   a. Mortgage loans .................................................................................  A519                 0 3.a.
   b. Other financial assets .........................................................................  A520                 0 3.b.
4. Equity securities that DO NOT have readily determinable fair values(4) ............................  1752             3,000 4.
5. Other (itemize and describe amounts greater than $25,000 that exceed 25% of this item) ............  2168             3,626 5.

   a. Prepaid expenses .......................................................  2166             0                             5.a.
   b. Cash surrender value of life insurance .................................  C009             0                             5.b.
   c. Repossessed personal property (including vehicles) .....................  1578             0                             5.c.
   d. Derivatives with a positive fair value held for purposes other than
      trading: ...............................................................  C010             0                             5.d.

      TEXT 3549
   e.           Accounts Receivable                                             3549         3,626                             5.e.

      TEXT 3550
   f.                                                                           3550             0                             5.f.

      TEXT 3551
   g.                                                                           3551             0                             5.g.
------------------------------------------------------------------------------------------------------------------------------
6. Total (sum of items 1 through 5) (must equal Schedule RC, item 11) ........                          2160            11,210 6.
                                                                                                        ----------------------

Schedule RC-G - Other Liabilities

                                                                                                        ----------------------
                                                                          Dollar Amounts in Thousands   RCON  Bil  Mil    Thou
------------------------------------------------------------------------------------------------------------------------------
1. a. Interest accrued and unpaid on deposits(5)                                                        3645                 0 1.a.
   b. Other expenses accrued and unpaid (includes accrued income taxes payable)                         3646             6,945 1.b.
2. Net deferred tax liabilities(2)                                                                      3049                 0 2.
3. Allowance for credit losses on off-balance sheet credit exposures                                    B557                 0 3.
4. Other (itemize and describe amounts greater than $25,000 that exceed 25% of this item                2938             8,187 4.

   a. Accounts payable .......................................................  3066             0                             4.a.
   b. Deferred compensation liabilities ......................................  C011             0                             4.b.
   c. Dividends declared but not yet payable .................................  2932             0                             4.c.
   d. Derivatives with a negative fair value held for purposes other than                                                      4.d.
      trading ................................................................  C019             0

      TEXT 3552
   e.           Intercom an Accounts Payable                                    3552         8,018                             4.e.

      TEXT 3553
   f.                                                                           3553             0                             4.f.

      TEXT 3554
   g.                                                                           3554             0                             4.g.
------------------------------------------------------------------------------------------------------------------------------
5. Total (sum of items 1 through 4) (must equal Schedule RC, item 20)                                   2930            15,132 5.
                                                                                                        ----------------------

------------
(1) Includes accrued interest receivable on loans, leases, debt securities, and other interest-bearing assets.
(2) See discussion of deferred income taxes in Glossary entry on "income taxes."
(3) Report interest-only strips receivable in the form of a security as available-for-sale securities in Schedule RC, item 2.b, or as trading assets in Schedule RC, item 5, as appropriate.
(4) Includes Federal Reserve stock, Federal Home Loan Bank stock, and bankers' bank stock.
(5) For savings banks, include "dividends" accrued and unpaid on deposits.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-12
                                                                          21

Schedule RC-K - Quarterly Averages(1)

                                                                                                      ----------------------
                                                                    Dollar Amounts in Thousands       RCON  Bil Mil     Thou
----------------------------------------------------------------------------------------------------------------------------
ASSETS
1. Interest-bearing balances due from depository institutions ......................................  3381            17,063 1.
2. U.S. Treasury securities and U.S. Government agency obligations(2)(excluding mortgage-
   backed securities) ..............................................................................  B558            62,797 2.
3. Mortgage-backed securities(2) ...................................................................  B559                 0 3.
4. All other securities(2),(3) (includes securities issued by states and political subdivisions
   in the U.S. .....................................................................................  B560            19,717 4.
5. Federal funds sold and securities purchased under agreements to resell ..........................  3365                 0 5.
6. Items 6. a. through 6.d.(2) are to be completed by all banks.
   Loans:
   (a) Total loans .................................................................................  3360                 0 6.a.
   (b) Loans secured by real estate ................................................................  3385                 0 6.b.
   (c) Commercial and industrial loans .............................................................  3387                 0 6.c.
   (d) Loans to individuals for household, family, and other personal expenditures:
       (1) Credit cards ............................................................................  B561                 0 6.d.(1)
       (2) Other (includes single payment, installment, all student loans, and revolving
           credit plans other than credit cards) ...................................................  B562                 0 6.d.(2)
7. To be completed by banks with $100 million or more in total assets(4):
   Trading assets ..................................................................................  3401                 0 7.
8. Lease and financing receivables (net of unearned income) ........................................  3484                 0 8.
9. Total assets(5) .................................................................................  3368           117,410 9.
LIABILITIES
10. Interest-bearing transaction accounts (NOW accounts, ATS accounts, and telephone and
    preauthorized transfer accounts) (exclude demand deposits) .....................................  3485                 0 10.
11. Nontransaction accounts:
    a. Savings deposits (includes MMDAs) ...........................................................  B563                 0 11.a.
    b. Time deposits of $100,000 or more ...........................................................  A514                 0 11.b.
    c. Time deposits of less than $100,000 .........................................................  A529                 0 11.c.
12. Federal funds purchased and securities sold under agreements to repurchase .....................  3353                 0 12.
13. To be completed by banks with $100 million or more in total assets:(4)
    Other borrowed money (includes mortgage indebtedness and obligations under
    capitalized leases) ............................................................................  3355                 0 13.

Memorandum

                                                                                                      ----------------------
                                                                    Dollar Amounts in Thousands       RCON  Bil Mil     Thou
----------------------------------------------------------------------------------------------------------------------------

1. Memorandum item 1 is to be completed by:(4)
   - banks with $300 million or more in total assets, and
   - banks with less than $300 million in total assets that have loans to finance agricultural production and other loans to farmers (Schedule RC-C, part 1, item 3)
     exceeding five percent of total loans.
   Loans to finance agricultural production and other loans to farmers .............................  3386               N/A M.1.

------------
(1) For all items, banks have the option of reporting either (1) an average of DAILY figures for the quarter, or (2) an average of WEEKLY figures (i.e., the Wednesday of each week of the quarter).
(2) Quarterly averages for all debt securities should be based on amortized cost.
(3) Quarterly averages for all equity securities should be based on historical cost.
(4) The asset size tests and the five percent of total loans test are generally based on the total assets and total loans reported on the June 30, 2001, Report of Condition.
(5) The quarterly average for total assets should reflect all debt securities (not held for trading) at amortized cost, equity securities with readily determinable fair values at the lower of cost or fair value, and equity securities without readily determinable fair values at historical cost.

September 2002 Call Report   Printed 10/29/2002 - Deutsche Bank National Trust
Company - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-13
                                                                          22

Schedule RC-L - Derivatives and Off-Balance Sheet Items

Please read carefully the instructions for the preparation of Schedule RC-L. Some of the amounts reported in Schedule RC-L are regarded as volume indicators and not necessarily as measures of risk.

                                                                                                      ----------------------
                                                                    Dollar Amounts in Thousands       RCON  Bil Mil     Thou
----------------------------------------------------------------------------------------------------------------------------
1. Unused commitments:
   a. Revolving, open-end lines secured by 1-4 family residential properties, e.g., home
      equity lines .................................................................................  3814                 0 1.a.
   b. Credit card lines ............................................................................  3815                 0 1.b.
   c. Commercial real estate, construction, and land development:
      (1) Commitments to fund loans secured by real estate .........................................  3816                 0 1.c.(1)
      (2) Commitments to fund loans not secured by real estate .....................................  6550                 0 1.c.(2)
   d. Securities underwriting ......................................................................  3817                 0 1.d.
   e. Other unused commitments .....................................................................  3818                 0 1.e.
2. Financial standby letters of credit .............................................................  3819                 0 2.

   a. Amount of financial standby letters of credit conveyed to others ............  3820        0                           2.a.

3. Performance standby letters of credit ...........................................................  3821                 0 3.

   a. Amount of performance standby letters of credit conveyed to others ..........  3822        0                           3.a.

4. Commercial and similar letters of credit ........................................................  3411                 0 4.
5. To be completed by banks with $100 million or more in total assets:(1)
   Participations in acceptances (as described in the instructions) conveyed to others by the
   reporting bank ..................................................................................  3428                 0 5.
6. Securities lent (including customers' securities lent where the customer is indemnified against
   loss by the reporting bank) .....................................................................  3433           176,564 6.
7. Credit derivatives:
   a. Notional amount of credit derivatives on which the reporting bank is the guarantor ...........  A534                 0 7.a.
      (1) Gross positive fair value ................................................................  C219                 0 7.a.(1)
      (2) Gross negative fair value ................................................................  C220                 0 7.a.(2)
   b. Notional amount of credit derivatives on which the reporting bank is the beneficiary .........  A535                 0 7.b.
      (1) Gross positive fair value ................................................................  C221                 0 7.b.(1)
      (2) Gross negative fair value ................................................................  C222                 0 7.b.(2)
8. Spot foreign exchange contracts .................................................................  8765                 0 8.
9. All other off-balance sheet liabilities (exclude derivatives) (itemize and describe each component
   of this item over 25% of Schedule RC, item 28, "Total equity capital") ..........................  3430                 0 9.

   a. Securities borrowed                                                       3432            0                            9.a.
   b. Commitments to purchase when-issued securities                            3434            0                            9.b.

      TEXT 3555
   c.                                                                           3555            0                            9.c.

      TEXT 3556
   d.                                                                           3556            0                            9.d.

      TEXT 3557
   e.                                                                           3557            0                            9.e.

10. All other off-balance sheet assets (exclude derivatives) (itemize and describe each component
    of this item over 25% of Schedule RC, item 28, "Total equity capital") .........................  5591                 0 10.

    a. Commitments to sell when-issued securities                               3435            0                            10.a.

       TEXT 5592
    b.                                                                          5592            0                            10.b.

       TEXT 5593
    c.                                                                          5593            0                            10.c.

       TEXT 5594
    d.                                                                          5594            0                            10.d.

       TEXT 5595
    e.                                                                          5595            0                            10.e.

------------
(1) The $100 million asset size test is generally based on total assets reported in the June 30, 2001, Report of Condition.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                       FFIEC 041
                                                                      Page RC-14

                                                                         ----
                                                                          23
                                                                         ----

Schedule RC-L - Continued

11. Year-to-date merchant credit card sales volume:                                               RCON  Tril  Bil  Mil  Thou
   a. Sales for which the reporting bank is the acquiring bank ................................   C223                   0  11.a.
   b. Sales for which the reporting bank is the agent bank with risk ..........................   C224                   0  11.b.

                                      --------------------------------------------------------------------------------------
                                            (Column A)           (Column B)            (Column C)            (Column D)
                                          Interest Rate       Foreign Exchange      Equity Derivative       Commodity and
   Dollar Amounts in Thousands              Contracts             Contracts             Contracts          Other Contracts
----------------------------------------------------------------------------------------------------------------------------
Derivatives Position Indicators       Tril  Bil  Mil  Thou  Tril  Bil  Mil  Thou  Tril  Bil  Mil  Thou  Tril  Bil  Mil  Thou
----------------------------------------------------------------------------------------------------------------------------
12. Gross amounts (e.g., notional
   amounts) (for each column,
   sum of items 12.a. through 12.e
   must equal sum of items 13         --------------------------------------------------------------------------------------
   and 14):                               RCON 8693           RCON 8694              RCON 8695             RCON 8696
                                      --------------------------------------------------------------------------------------
   a. Futures contracts ............                   0                     0                     0                     0  12.a.
                                      --------------------------------------------------------------------------------------
                                          RCON 8697           RCON 8698              RCON 8699             RCON 8700
                                      --------------------------------------------------------------------------------------
   b. Forward contracts                                0                     0                     0                     0  12.b.
                                      --------------------------------------------------------------------------------------
   c. Exchange-traded option
      contracts:                          RCON 8701           RCON 8702              RCON 8703             RCON 8704
                                      --------------------------------------------------------------------------------------
       (1) Written options .........                   0                     0                     0                     0  12.c.(1)
                                      --------------------------------------------------------------------------------------
                                          RCON 8705           RCON 8706              RCON 8707             RCON 8708
                                      --------------------------------------------------------------------------------------
       (2) Purchased options .......                   0                     0                     0                     0  12.c.(2)
                                      --------------------------------------------------------------------------------------
   d. Over-the-counter option
      contracts:                          RCON 8709           RCON 8710              RCON 8711             RCON 8712
                                      --------------------------------------------------------------------------------------
       (1) Written options .........                   0                     0                     0                     0  12.4.(1)
                                      --------------------------------------------------------------------------------------
                                          RCON 8713           RCON 8714              RCON 8715             RCON 8716
                                      --------------------------------------------------------------------------------------
       (2) Purchased options .......                   0                     0                     0                     0  12.d.(2)
                                      --------------------------------------------------------------------------------------
                                          RCON 3450           RCON 3826              RCON 8719             RCON 8720
                                      --------------------------------------------------------------------------------------
   e. Swaps ........................                   0                     0                     0                     0  12.e.
                                      --------------------------------------------------------------------------------------
13. Total gross notional amount of        RCON A126           RCON A127              RCON 8723             RCON 8724
                                      --------------------------------------------------------------------------------------
    derivative contracts held for                      0                     0                     0                     0  13.
    trading
                                      -------------------------------------------------------------------------------------
14. Total gross notional amount of
                                      -------------------------------------------------------------------------------------
    derivative contract held for          RCON 8725           RCON 8726              RCON 8727             RCON 8728
                                      -------------------------------------------------------------------------------------
    purposes other than trading ....                   0                     0                     0                     0  14.
                                      -------------------------------------------------------------------------------------
   a. Interest rate swaps where the
                                      -------------------
      bank has agreed to pay a            RCON A589
                                      -------------------
      fixed rate ...................                   0                                                                    14.a.
                                      -------------------
15. To be completed by banks with
    $100 million or more in total
    assets:(1)
    Gross fair values:
                                      -------------------------------------------------------------------------------------
   a. Contracts held for trading:         RCON 8733           RCON 8734              RCON 8735             RCON 8736
                                      -------------------------------------------------------------------------------------
       (1) Gross positive fair
           value ...................                   0                     0                     0                     0  15.a.(1)
                                      -------------------------------------------------------------------------------------
                                          RCON 8737           RCON 8738              RCON 8739             RCON 8740
                                      -------------------------------------------------------------------------------------
       (2) Gross negative fair
           value ...................                   0                     0                     0                     0  15.a.(2)
                                      -------------------------------------------------------------------------------------
   b. Contracts held for purposes
                                      -------------------------------------------------------------------------------------
      other than trading:                 RCON 8741           RCON 8742              RCON 8743             RCON 8744
                                      -------------------------------------------------------------------------------------
       (1) Gross positive fair
           value ...................                   0                     0                     0                     0  15.b.(1)
                                      -------------------------------------------------------------------------------------
                                          RCON 8745           RCON 8746              RCON 8747             RCON 8748
                                      -------------------------------------------------------------------------------------
       (2) Gross negative fair
           value ...................                   0                     0                     0                     0  15.b.(2)
                                      -------------------------------------------------------------------------------------

----------
(1) The $100 million asset size test is generally based on the total assets reported in the June 30, 2001, Report of Condition.

September 2002 Call Report
Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-15

                                                                         ----
Schedule RC-M - Memoranda                                                 24
                                                                         ----

                                                                                                       --------------------
                                                                          Dollar Amounts in Thousands  RCON  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------
1. Extensions of credit by the reporting bank to its executive officers, directors, principal shareholders, and their related interests as of the report date:
   a. Aggregate amount of all extensions of credit to all executive officers, directors, principal     --------------------
      shareholders, and their related interests .....................................................  6164               0  1.a.
                                                                                                       --------------------
   b. Number of executive officers, directors, and principal shareholders to whom the amount of all extensions of credit by the reporting bank (including extensions of credit to
      related interests) equals or exceeds the lesser of $500,000 or 5 percent                Number
      of total capital as defined for this purpose in agency regulations ..................  6165  0                         1.b.

2. Intangible assets other than goodwill:                                                              --------------------
   a. Mortgage servicing assets ...................................................................    3164               0  2.a.
                                                                                                       --------------------
      (1) Estimated fair value of mortgage servicing assets .........................  A590        0                         2.a.(1)
                                                                                                       --------------------
   b. Purchased credit card relationships and nonmortgage servicing assets .........................   B026             505  2.b.
                                                                                                       --------------------
   c. All other identifiable intangible assets .....................................................   5507               0  2.c.
                                                                                                       --------------------
   d. Total (sum of items 2.a, 2.b, and 2.c) (must equal Schedule RC, item 10.b) ...................   0426             505  2.d.
                                                                                                       --------------------
3. Other real estate owned:
   a. Direct and indirect investments in real estate ventures ......................................   5372               0  3.a.
                                                                                                       --------------------
   b. All other real estate owned:
                                                                                                       --------------------
      (1) Construction, land development, and other land ...........................................   5508               0  3.b.(1)
                                                                                                       --------------------
      (2) Farmland .................................................................................   5509               0  3.b.(2)
                                                                                                       --------------------
      (3) 1-4 family residential properties ........................................................   5510               0  3.b.(3)
                                                                                                       --------------------
      (4) Multifamily (5 or more) residential properties ...........................................   5511               0  3.b.(4)
                                                                                                       --------------------
      (5) Nonfarm nonresidential properties ........................................................   5512               0  3.b.(5)
                                                                                                       --------------------
   c. Total (sum of items 3.a and 3.b) (must equal Schedule RC, item 7) ............................   2150               0  3.c.
                                                                                                       --------------------
4. Investments in unconsolidated subsidiaries and associated companies:
                                                                                                       --------------------
   a. Direct and indirect investments in real estate ventures ......................................   5374               0  4.a.
                                                                                                       --------------------
   b. All other investments in unconsolidated subsidiaries and associated companies ................   5375               0  4.b.
                                                                                                       --------------------
   c. Total (sum of items 4.a and 4.b) (must equal Schedule RC, item 8) ............................   2130               0  4.c.
                                                                                                       --------------------
5. Other borrowed money:
   a. Federal Home Loan Bank advances:
                                                                                                       --------------------
      (1) With a remaining maturity of one year or less(1) .........................................   2651               0  5.a.(1)
                                                                                                       --------------------
      (2) With a remaining maturity of more than one year through three years ......................   B565               0  5.a.(2)
                                                                                                       --------------------
      (3) With a remaining maturity of more than three years .......................................   B566               0  5.a.(3)
                                                                                                       --------------------
   b. Other borrowings:
                                                                                                       --------------------
      (1) With a remaining maturity of one year or less ............................................   B571               0  5.b.(1)
                                                                                                       --------------------
      (2) With a remaining maturity of more than one year through three years ......................   B567               0  5.b.(2)
                                                                                                       --------------------
      (3) With a remaining maturity of more than three years .......................................   B568               0  5.b.(3)
                                                                                                       --------------------
   c. Total (sum of items 5.a.(1) through 5.b.(3) must equal Schedule RC, item 16) .................   3190               0  5.c.
                                                                                                       --------------------

                                                                                                                 ----------
                                                                                                                 RCON  (Y/N)
6. Does the reporting bank sell private label or third party mutual funds and annuities?                         ----------
   Enter "Y" for YES or "N" for NO ............................................................................  B569    N   6.
                                                                                                                 ----------

                                                                                                       --------------------
                                                                                                       RCON  Bil  Mil  Thou
                                                                                                       --------------------
7. Assets under the reporting bank's management in proprietary mutual funds and annuities ..........   B570               0  7.
                                                                                                       --------------------

----------
(1)   Includes overnight Federal Home Loan Bank advances.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-16

                                                                         ----
                                                                          25
                                                                         ----

-----------------------------------------------------------------------
Schedule RC-N - Past Due and Nonaccrual Loans, Leases, and Other Assets
-----------------------------------------------------------------------

                                                             (Column A)            (Column B)          (Column C)
                                                              Past Due             Past due 90         Nonaccrual
                                                            30 through 89         days or more
                                                           days and still          and still
                                                              accruing              accruing
                                                        ----------------------------------------------------------------
                          Dollar Amounts in Thousands   RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou
------------------------------------------------------------------------------------------------------------------------
1. Loans secured by real estate:
   a. Construction, land development, and other         ----------------------------------------------------------------
      land loans .....................................  2759               0  2769               0  3492              0   1.a.
                                                        ----------------------------------------------------------------
   b. Secured by farmland ............................  3493               0  3494               0  3495              0   1.b.
                                                        ----------------------------------------------------------------
   c. Secured by 1-4 family residential properties:
      (1) Revolving, open-end loans secured by
           1-4 family residential properties and        ----------------------------------------------------------------
           extended under lines of credit ............  5398               0  5399               0  5400              0   1.c.(1)
                                                        ----------------------------------------------------------------
      (2) Closed-end loans secured by
           1-4 family residential properties:           ----------------------------------------------------------------
           (a) Secured by first liens ................  C236               0  C237               0  C229              0   1.c.(2)(a)
                                                        ----------------------------------------------------------------
           (b) Secured by junior liens ...............  C238               0  C239               0  C230              0   1.c.(2)(b)
                                                        ----------------------------------------------------------------

   d. Secured by multifamily (5 or more) residential    ----------------------------------------------------------------
      properties .....................................  3499               0  3500               0  3501              0   1.d.
                                                        ----------------------------------------------------------------

   e. Secured by nonfarm nonresidential                 ----------------------------------------------------------------
      properties .....................................  3502               0  3503               0  3504              0   1.e.
                                                        ----------------------------------------------------------------

2. Loans to depository institutions and acceptances     ----------------------------------------------------------------
   of other banks ....................................  B834               0  B835               0  8836              0   2.
                                                        ----------------------------------------------------------------
3. Not applicable
                                                        ----------------------------------------------------------------
4. Commercial and industrial loans ...................  1606               0  1607               0  1608              0   4.
                                                        ----------------------------------------------------------------
5. Loans to individuals for household, family, and
   other personal expenditures:
                                                        ----------------------------------------------------------------
   a. Credit cards ...................................  B575               0  B576               0  B577              0   5.a.
                                                        ----------------------------------------------------------------
   b. Other (includes single payment, installment,
      all student loans, and revolving credit           ----------------------------------------------------------------
      plans other than credit cards) .................  B578               0  B579               0  B580              0   5.b.
                                                        ----------------------------------------------------------------
6. Loans to foreign governments and official            ----------------------------------------------------------------
   institutions ......................................  5389               0  5390               0  5391              0   6.
                                                        ----------------------------------------------------------------
7. All other loans(1) ................................  5459               0  5460               0  5461              0   7.
                                                        ----------------------------------------------------------------
8. Lease financing receivables .......................  1226               0  1227               0  1228              0   8.
                                                        ----------------------------------------------------------------
9. Debt securities and other assets (exclude
   other real estate owned and other repossessed        ----------------------------------------------------------------
   assets) ...........................................  3505               0  3506               0  3507              0   9.
                                                        ----------------------------------------------------------------

================================================================================

Amounts reported in Schedule RC-N, items 1 through 8, above include guaranteed and unguaranteed portions of past due and nonaccrual loans and leases. Report in item 10 below certain guaranteed loans and leases that have already been included in the amounts reported in items 1 through 8.

                                                        ----------------------------------------------------------------
                                                        RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou
                                                        ----------------------------------------------------------------
10. Loans and leases reported in items 1 through 8
    above which are wholly or partially guaranteed      ----------------------------------------------------------------
    by the U.S. Government ...........................  5612               0  5613               0  5614               0  10.
                                                        ----------------------------------------------------------------

   a. Guaranteed portion of loans and leases            ----------------------------------------------------------------
      included in item 10 above ......................  5615               0  5616               0  5617               0  10.a.
                                                        ----------------------------------------------------------------

----------
(1) Includes past due and nonaccrual "Loans to finance agricultural production and other loans to farmers," "Obligations (other than securities and leases) of states and political subdivisions in the U.S.," and "Other loans."

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-17

                                                                        ----
Schedule RC-N - Continued                                                26
                                                                        ----

                                                                (Column A)            (Column B)          (Column C)
                                                                 Past Due             Past due 90         Nonaccrual
                                                               30 through 89         days or more
                                                              days and still          and still
Memoranda                                                        accruing              accruing
                                                           ----------------------------------------------------------------
                          Dollar Amounts in Thousands      RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------
1. Restructured loans and leases included in
   Schedule RC-N, items 1 through 8, above
   (and not reported in Schedule RC-C, Part I,             ----------------------------------------------------------------
   Memorandum item 1) ................................     1658               0  1659               0  1661              0   M.1.
                                                           ----------------------------------------------------------------
2. Loans to finance commercial real estate,
   construction, and land development activities
   (not secured by real estate) included in                ----------------------------------------------------------------
   Schedule RC-N, items 4 and 7, above ...............     6558               0  6559               0  6560              0   M.2.
                                                           ----------------------------------------------------------------
3. Memorandum items 3.a. through 3.d are to be
   completed by banks with $300 million or more
   in total assets:(1)
   a. Loans secured by real estate to non-U.S.
      addressees (domicile) (included in                   ----------------------------------------------------------------
      Schedule RC-N, item 1, above) ..................     1248             N/A  1249             N/A  1250            N/A   M.3.a.
                                                           ----------------------------------------------------------------

   b. Loans to and acceptances of foreign banks            ----------------------------------------------------------------
      (included in Schedule RC-N, item 2, above) .....     5380             N/A  5381             N/A  5382            N/A   M.3.b.
                                                           ----------------------------------------------------------------
   c. Commercial and industrial loans to non-U.S.
      addressees (domicile) (included in                   ----------------------------------------------------------------
      Schedule RC-N, item 4, above) ..................     1254             N/A  1255             N/A  1256            N/A   M.3.c.
                                                           ----------------------------------------------------------------
   d. Lease financing receivables of non-U.S.
      addressees (domicile) (included in                   ----------------------------------------------------------------
      Schedule RC-N, item 8, above) ..................     1271             N/A  1272             N/A  1791            N/A   M.3.d.
                                                           ----------------------------------------------------------------
4. Memorandum item 4 is to be completed by:(1)
   o banks with $300 million or more in total assets
   o banks with less than $300 million in total assets
     that have loans to finance agricultural
     production and other loans to farmers
     (Schedule RC-C, part 1, item 3) exceeding
     five percent of total loans:
   Loans to finance agricultural production
   and other loans to farmers (included in                 ----------------------------------------------------------------
   Schedule RC-N, item 7, above) .....................     1594             N/A  1597             N/A  1583            N/A   M.4.
                                                           ----------------------------------------------------------------

5. Loans and leases held for sale (included in             ----------------------------------------------------------------
   Schedule, RC-N, items 1 through 8 above) ..........     C240               0  C241               0  C226              0   M.5.
                                                           ----------------------------------------------------------------

                                                           -------------------------------------------
                                                                (Column A)            (Column B)
                                                                Past Due 30          Past due 90
6. Memorandum item 6 is to be completed by                    through 89 days        days or more
   banks with $300 million or more in total assets:(1)     -------------------------------------------
   Interest rate, foreign exchange rate, and other         RCON  Bil  Mil  Thou  RCON  Bil  Mil  Thou
   commodity and equity contracts:                         -------------------------------------------
   Fair value of amounts carried as assets............     3529             N/A  3530             N/A  M.6.
                                                           -------------------------------------------

----------
(1) The $300 million asset size test and the five percent of total loans test are generally based on the total assets and total loans reported on the June 30, 2001, Report of Condition.

--------------------------------------------------------------------------------
 Person to whom questions about the Reports of Condition and Income should be directed:

 Foy B. Hester, Vice President & Controller
 -------------------------------------------------------------------------------
 Name and Title (TEXT 8901)

 foy.hester@db.com
 -------------------------------------------------------------------------------
 E-mail Address (TEXT 4086)

 (212) 602-1764                              (212) 797-0501
 ---------------------------------------     -----------------------------------
 Telephone: Area code/phone                  FAX: Area code/phone number
            number/extension (TEXT 8902)          (TEXT 9116)
--------------------------------------------------------------------------------

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-18

                                                                         ----
Schedule RC-O - Other Data for Deposit Insurance and FICO Assessments     27
                                                                         ----

                                                                                                       --------------------
                                                                          Dollar Amounts in Thousands  RCON  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------
1. Unposted debits (see instructions):
                                                                                                       --------------------
   a. Actual amount of all unposted debits .........................................................   0030              0   1.a.
      OR                                                                                               --------------------
   b. Separate amount of unposted debits:
                                                                                                       --------------------
      (1) Actual amount of unposted debits to demand deposits ......................................   0031              0   1.b.(1)
                                                                                                       --------------------
      (2) Actual amount of unposted debits to time and savings deposits(1) .........................   0032              0   1.b.(2)
                                                                                                       --------------------
2. Unposted credits (see instructions):
                                                                                                       --------------------
   a. Actual amount of all unposted credits ........................................................   3510              0   2.a.
      OR                                                                                               --------------------
   b. Separate amount of unposted credits:
                                                                                                       --------------------
      (1) Actual amount of unposted credits to demand deposits .....................................   3512              0   2.b.(1)
                                                                                                       --------------------
      (2) Actual amount of unposted credits to time and savings deposits(1) ........................   3514              0   2.b.(2)
                                                                                                       --------------------
3. Uninvested trust funds (cash) held in bank's own trust department (not included in total            --------------------
   deposits) .......................................................................................   3520              0   3.
                                                                                                       --------------------
4. Deposits of consolidated subsidiaries (not included in total deposits):
                                                                                                       --------------------
   a. Demand deposits of consolidated subsidiaries .................................................   2211              0   4.a.
                                                                                                       --------------------
   b. Time and savings deposits(1) of consolidated subsidiaries ....................................   2351              0   4.b.
                                                                                                       --------------------
   c. Interest accrued and unpaid on deposits of consolidated subsidiaries .........................   5514              0   4.c.
                                                                                                       --------------------
5. Not applicable

6. Reserve balances actually passed through to the Federal Reserve by the reporting bank on behalf of its respondent depository institutions that are also reflected as deposit liabilities of the reporting bank:
                                                                                                       --------------------
   a. Amount reflected in demand deposits (included in Schedule RC-E, item 7, column B) ............   2314              0   6.a.
                                                                                                       --------------------
   b. Amount reflected in time and savings deposits(1) (included in Schedule RC-E,                     --------------------
      item 7, column A or C, but not column B) .....................................................   2315              0   6.b.
                                                                                                       --------------------
7. Unamortized premiums and discounts on time and savings deposits:(1),(2)
                                                                                                       --------------------
   a. Unamortized premiums .........................................................................   5516              0   7.a.
                                                                                                       --------------------
   b. Unamortized discounts                                                                            5517              0   7.b.
                                                                                                       --------------------
8. To be completed by banks with "Oakar deposits."
   a. Deposits purchased or acquired from other FDIC-insured institutions during the quarter:
      (1) Total deposits purchased or acquired from other FDIC-insured institutions during             --------------------
          the quarter ..............................................................................   A531            N/A   8.a.(1)
                                                                                                       --------------------
      (2) Amount of purchased or acquired deposits reported in item 8.a.(1) above attributable
          to a secondary fund (i.e., BIF members report deposits attributable to SAIF; SAIF            --------------------
          members report deposits attributable to BIF) .............................................   A532            N/A   8.a.(2)
                                                                                                       --------------------
    b. Total deposits sold or transferred to other FDIC-insured institutions during the quarter ....   A533            N/A   8.b.
                                                                                                       --------------------
9. Deposits in lifeline accounts ...................................................................   5596                  9.
                                                                                                       --------------------
10. Benefit-responsive "Depository Institution Investment Contracts" (included in total deposits)...   8432              0   10.
                                                                                                       --------------------

----------
(1) For FDIC insurance and FICO assessment purposes, "time and savings deposits" consists of nontransaction accounts and all transaction accounts other than demand deposits.

(2)   Exclude core deposit intangibles.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-18

                                                                         ----
Schedule RC-O - Continued                                                 28
                                                                         ----

                                                                                                       --------------------
                                                                          Dollar Amounts in Thousands  RCON  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------
11. Adjustments to demand deposits reported in Schedule RC-E for certain reciprocal demand balances:

  a. Amount by which demand deposits would be reduced if the reporting bank's reciprocal demand balances with the domestic offices of U.S. banks and savings associations and insured branches in Puerto Rico and U.S.
     territories and possessions that were reported on a gross basis in Schedule                       --------------------
     RC-E had been reported on a net basis .........................................................   8785              0   11.a
                                                                                                       --------------------

  b. Amount by which demand deposits would be increased if the reporting bank's reciprocal demand balances with foreign banks and foreign offices of U.S.
     banks (other than insured branches in Puerto Rico and U.S. territories and
     possessions) that were reported on a net basis in Schedule RC-E had been                          --------------------
     reported on a gross basis .....................................................................   A181              0   11.b
                                                                                                       --------------------

  c. Amount by which demand deposits would be reduced if cash items in process of collection were included in the calculation of the reporting bank's net reciprocal demand balances with the domestic offices of U.S. banks and
     savings associations and insured branches in Puerto Rico and U.S.                                 --------------------
     territories and possessions in Schedule RC-E ..................................................   A182              0   11.c
                                                                                                       --------------------

12. Amount of assets netted against deposit liabilities on the balance sheet
    (Schedule RC) in accordance with generally accepted accounting principles
    (exclude amounts related to reciprocal demand balances):
                                                                                                       --------------------
  a. Amount of assets netted against demand deposits ...............................................   A527              0   12.a
                                                                                                       --------------------

                                                                                                       --------------------
  b. Amount of assets netted against time and savings deposits .....................................   A528              0   12.b
                                                                                                       --------------------


Memoranda (to be completed each quarter except as noted)

                                                                                                       --------------------
                                                                          Dollar Amounts in Thousands  RCON  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------
1. Total deposits of the bank (sum of Memorandum Items 1.a(1) and 1.b(1) must equal Schedule RC, Item 13.a):

   a. Deposit accounts of $100,000 or less:
                                                                                                       --------------------
      (1) Amount of deposit accounts of $100,000 or less ...........................................   2702              0  M.1.a(1)
                                                                                                       --------------------
                                                                                            Number
      (2) Number of deposit accounts of $100.000 or less (to be                 -----------------------
          completed for the June report only) ...........................       3779              N/A                       M.1.a(2)
                                                                                -----------------------

    b. Deposit accounts of more than $100,000:
                                                                                                       --------------------
       (1) Amount of deposit accounts of more than $100,000 ........................................   2710              0  M.1.b(1)
                                                                                                       --------------------
                                                                                            Number
                                                                                -----------------------
       (2) Number of deposit accounts of more than $100,000 .............       2722              0                         M.1.b(2)
                                                                                -----------------------

    2. Memorandum item 2 is to be completed by all banks                                               ---------------------------
       Estimated amount of uninsured deposits (see instructions) ...................................   5597              0  M.2.
                                                                                                       ---------------------------

    3. Has the reporting institution been consolidated with a parent bank or savings association in that parent bank's or parent savings association's Call Report or Thrift Financial Report?
       If so, report the legal title and FDIC Certificate Number of the parent bank or parent savings
       association:                                                                                    RCON          FDIC Cert No.
                                                                                                       ---------------------------
                                                                                                       A545                 M.3.
                                                                                                       ---------------------------

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-20

----------------------------------                                       ----
Schedule RC-R - Regulatory Capital                                        29
----------------------------------                                       ----

                                                                                                       --------------------
                                                                          Dollar Amounts in Thousands  RCON  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------
Tier 1 Capital
                                                                                                       --------------------
1. Total equity capital (from Schedule RC, item 28) .................................................  3210        108,185   1.
                                                                                                       --------------------

2. LESS: Net unrealized gains (losses) on available-for-sale securities(1) (if a gain, report          --------------------
   as a positive value; if a loss, report as a negative value) ......................................  8434           (20)   2.
                                                                                                       --------------------

3. LESS: Net unrealized loss on available-for-sale EQUITY securities(1)                                --------------------
   (report loss as a POSITIVE value) ................................................................  A221              0   3.
                                                                                                       --------------------

4. LESS: Accumulated net gains (losses) on cash flow hedges(1) (if a gain, report as a                 --------------------
   positive value; if a loss, report as a negative value) ...........................................  4336              0   4.
                                                                                                       --------------------
5. LESS: Nonqualifying perpetual preferred stock ....................................................  B588              0   5.
                                                                                                       --------------------
6. Qualifying minority interests in consolidated subsidiaries .......................................  B589              0   6.
                                                                                                       --------------------
7. LESS: Disallowed goodwill and other disallowed intangible assets .................................  B590              0   7.
                                                                                                       --------------------
8. Subtotal (sum of items 1 and 6, less items 2, 3, 4, 5, and 7) ....................................  C227        108,205   8.
                                                                                                       --------------------
9. a. LESS: Disallowed servicing assets and purchased credit card relationships .....................  B591             51   9.a.
                                                                                                       --------------------
   b. LESS: Disallowed deferred tax assets ..........................................................  5610              0   9.b.
                                                                                                       --------------------
10. Other additions to (deductions from) Tier 1 capital .............................................  B592              0   10.
                                                                                                       --------------------
11. Tier 1 capital (sum of items 8 and 10 less items 9.a and 9.b) ...................................  8274        108,154   11.
                                                                                                       --------------------

Tier 2 Capital
                                                                                                       --------------------
12. Qualifying subordinated debt and redeemable preferred stock .....................................  5306              0   12.
                                                                                                       --------------------
13. Cumulative perpetual preferred stock includible in Tier 2 capital ...............................  B593              0   13.
                                                                                                       --------------------
14. Allowance for loan and lease losses includible in Tier 2 capital ................................  5310              0   14.
                                                                                                       --------------------
15. Unrealized gains on available-for-sale equity securities includible in Tier 2 capital ...........  2221              0   15.
                                                                                                       --------------------
16. Other Tier 2 capital components .................................................................  B594              0   16.
                                                                                                       --------------------
17. Tier 2 capital (sum of items 12 through 16) .....................................................  5311              0   17.
                                                                                                       --------------------
18. Allowable Tier 2 capital (lesser of item 11 or 17) ..............................................  8275              0   18.
                                                                                                       --------------------

19. Tier 3 capital allocated for market risk ........................................................  1395              0   19.
                                                                                                       --------------------
20. LESS: Deductions for total risk-based capital ...................................................  B595              0   20.
                                                                                                       --------------------
21. Total risk-based capital (sum of items 11, 18, and 19, less item 20) ............................  3792        108,154   21.
                                                                                                       --------------------

Total assets for leverage ratio
                                                                                                       --------------------
22. Average total assets (from Schedule RC-K, item 9) ...............................................  3368        117,410   22.
                                                                                                       --------------------
23. LESS: Disallowed goodwill and other disallowed intangible assets (from item 7 above) ............  B590              0   23.
                                                                                                       --------------------
24. LESS: Disallowed servicing assets and purchased credit card relationships (from item 9.a. above)   B591             51   24.
                                                                                                       --------------------
25. LESS: Disallowed deferred tax assets (from item 9.b. above) .....................................  5610              0   25.
                                                                                                       --------------------
26. LESS: Other deductions from assets for leverage capital purposes ................................  B596              0   26.
                                                                                                       --------------------
27. Average total assets for leverage capital purposes (item 22 less items 23 through 26) ...........  A224        117,359   27.
                                                                                                       --------------------

Adjustments for financial subsidiaries
                                                                                                       --------------------
28. a. Adjustments to Tier 1 capital reported in item 11 ............................................  C228              0   28.a.
                                                                                                       --------------------
    b. Adjustment to total risk-based capital reported in item 21 ...................................  B503              0   28.b.
                                                                                                       --------------------
29. Adjustment to risk-weighted assets reported in item 62 ..........................................  B504              0   29.
                                                                                                       --------------------
30. Adjustment to average total assets reported in item 27 ..........................................  B505              0   30.
                                                                                                       --------------------

Capital ratios

                                                                               --------------------------------------------
(Column B is to be completed by all banks.                                         (Column A)              (Column B)
                                                                               --------------------------------------------
Column A is to be completed by banks with financial subsidiaries.)             RCON   Percentage       RCON     Percentage
                                                                               --------------------------------------------
31. Tier 1 leverage ratio (2) ..............................................   7273       N/A          7204          92.16   31.
                                                                               --------------------------------------------
32. Tier 1 risk-based capital ratio (3) ....................................   7274       N/A          7206         186.60   32.
                                                                               --------------------------------------------
33. Total risk-based capital ratio (4)......................................   7275       N/A          7205         186.60   33.
                                                                               --------------------------------------------

----------
(1) Report amount included in Schedule RC, item 26.b, "Accumulated other comprehensive income."

(2) The ratio for column B is item 11 divided by item 27. The ratio for column A is item 11 minus item 28.a divided by (item 27 minus item 30).

(3) The ratio for column B is item 11 divided by item 62. The ratio for column A is item 11 minus item 28.a divided by (item 62 minus item 29).

(4) The ratio for column B is item 21 divided by item 62. The ratio for column A is item 21 minus item 28 divided by (item 62 minus item 29).

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                       FFIEC 041
                                                                      Page RC-21

                                                                         ----
Schedule RC-R - Continued                                                 30
                                                                         ----

Banks are not required to risk-weight each on-balance sheet asset and the credit equivalent amount of each off-balance sheet item that qualifies for a risk weight of less than 100 percent (50 percent for derivatives) at its lower risk weight. When completing items 34 through 54 of Schedule RC-R, each bank should decide for itself how detailed a risk-weight analysis it wishes to perform. In other words, a bank can choose from among its assets and off-balance sheet items that have a risk weight of less than 100 percent which ones to risk-weight at an appropriate lower risk weight, or it can simply risk-weight some or all of these items at a 100 percent risk weight (50 percent for derivatives).

                                  ----------------------------------------------------------------------------------------------
                                                                   (Column C)      (Column D)       (Column E)     (Column F)
                                    (Column A)     (Column B)     --------------------------------------------------------------
                                      Totals        Items Not                  Allocation by Risk Weight Category
                                      (from         Subject to    --------------------------------------------------------------
                                   Schedule RC)   Risk-Weighting       0%              20%             50%            100%
                                  ----------------------------------------------------------------------------------------------
    Dollar Amounts in Thousands   Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Asset Categories

34. Cash and balances due from
    depository institutions        ------------                   -----------------------------                   -------------
    (Column A equals the sum of    RCON 0010                      RCON B600       RCON B601                       RCON B602
    Schedule RC items 1.a          ------------                   -----------------------------                   -------------
    and 1.b) ....................        24,918                               1          24,917                               0  34.
                                   --------------------------------------------------------------------------------------------
                                   RCON 1754      RCON B603       RCON B604       RCON B605       RCON B606       RCON B607
35. Held-to-maturity               --------------------------------------------------------------------------------------------
    securities ..................             0               0               0               0               0               0  35.
                                   --------------------------------------------------------------------------------------------
                                   RCON 1773      RCON B608       RCON B609       RCON B610       RCON B611       RCON B612
36. Available-for-sale             --------------------------------------------------------------------------------------------
    securities ..................        82,642             (30)         53,399          29,273               0               0  36.
                                   --------------------------------------------------------------------------------------------
37. Federal funds sold and         RCON C225                      RCON C063       RCON C064                       RCON B520
    securities purchased under     ------------                   -----------------------------                   -------------
    agreements to resell ........             0                               0               0                               0  37.
                                   --------------------------------------------------------------------------------------------
                                   RCON 5369      RCON B617       RCON B618       RCON B619       RCON B620       RCON B621
38. Loans and leases held for      --------------------------------------------------------------------------------------------
    sale ........................             0               0               0               0               0               0  38.
                                   --------------------------------------------------------------------------------------------
                                   RCON B528      RCON B622       RCON B623       RCON B624       RCON B625       RCON B626
39. Loans and leases, net of       --------------------------------------------------------------------------------------------
    unearned income(1) ..........             0               0               0               0               0               0  39.
                                   --------------------------------------------------------------------------------------------
                                   RCON 3123      RCON 3123
40. LESS: Allowance for loan and   ----------------------------
    lease losses ................             0               0                                                                  40.
                                   --------------------------------------------------------------------------------------------
                                   RCON 3545      RCON B627       RCON B628       RCON B629       RCON B630       RCON B631
                                   --------------------------------------------------------------------------------------------
41. Trading Assets ..............             0               0               0               0               0               0  41.
                                   --------------------------------------------------------------------------------------------
                                   RCON B639      RCON B640       RCON B641       RCON B642       RCON B643       RCON 5339
                                   --------------------------------------------------------------------------------------------
42. All other assets(2) .........        15,757              51           3,045           1,064               0          11,597  42.
                                   --------------------------------------------------------------------------------------------
                                   RCON 2170      RCON B644       RCON 5320       RCON 5327       RCON 5334       RCON 5340
43. Total assets (sum of items     --------------------------------------------------------------------------------------------
    34 through 42) ..............       123,317              21          56,445          55,254               0          11,597  43.
                                   --------------------------------------------------------------------------------------------

----------
(1)   Include any allocated transfer risk reserve in column B.

(2) Includes premises and fixed assets, other real estate owned, investments unconsolidated subsidiaries associated companies, customers' liabilities on acceptances outstanding, intangible assets, and other assets.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-22

                                                                         ----
Schedule RC-R - Continued                                                 31
                                                                         ----

                       ---------------------------------------------------------------------------------------------------------
                                                                   (Column C)      (Column D)      (Column E)      (Column F)
                          (Column A)                (Column B)     -------------------------------------------------------------
                          Face Value     Credit       Credit                   Allocation by Risk Weight Category
                          or Notional  Conversion   Equivalent     -------------------------------------------------------------
                            Amount       Factor      Amount(1)          0%             20%             50%             100%
Dollar Amounts         --------------------------------------------------------------------------------------------------------
in Thousands           Bil  Mil  Thou             Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou
--------------------------------------------------------------------------------------------------------------------------------
Derivatives and
Off-Balance Sheet Items  RCON B546                 RCON B547       RCON B548       RCON B581       RCON B582        RCON B583

44. Financial standby
    letters of credit .             0   12.50 (2)              0               0               0               0              0  44.

45. Performance standby  RCON 3821                 RCON B650       RCON B651       RCON B652       RCON B653        RCON B654
    letters of credit .             0    0.50                  0               0               0               0              0  45.

46. Commercial and       RCON 3411                 RCON B655       RCON B656       RCON B657       RCON B658        RCON B659
    similar letters
    of credit .........             0    0.20                  0               0               0               0              0  46.

47. Risk participa-
    tions in bankers ..  RCON 3429                 RCON B660       RCON B661       RCON B662                        RCON B663
    acceptances
    acquired by the
    reporting
    institution .......             0    1.00                  0               0               0                              0  47.
                         RCON 3433                 RCON B664       RCON B665       RCON B666       RCON B667        RCON B668
48. Securities lent ...       176,564    1.00            176,564               0         176,564              0               0  48.
49. Retained recourse    RCON A250                 RCON B669       RCON B670       RCON B671       RCON B672        RCON B673
    on small business
    obligations sold
    with recourse .....             0    1.00                  0               0               0              0               0  49.
50. Recourse and direct
    credit substitutes
    (other than
    financial standby
    letters of credit)
    subject to the
    low level exposure
    rule and residual
    interests subject    RCON B541                 RCON B542                                                        RCON B543
    to a dollar-for-
    dollar capital
    requirement .......             0   12.50 (3)              0                                                              0  50.
51. All other financial
    assets sold with     RCON B675                 RCON B676       RCON B677       RCON B678       RCON B679        RCON B680
    recourse ..........             0    1.00                  0               0               0              0               0  51.
52. All other off-
    balance sheet        RCON B681                 RCON B682       RCON B683       RCON B684       RCON B685        RCON B686
    liabilities .......             0    1.00                  0               0               0              0               0  52.
53. Unused commitments
    with an original     RCON 3833                 RCON B687       RCON B688       RCON B689       RCON B690        RCON B691
    maturity exceeding
    one year ..........             0    0.50                  0               0               0              0               0  53.
                         RCON A167                                 RCON B693       RCON B694       RCON B695
54. Derivative
    contracts .........                                        0               0               0              0                  54.

----------
(1)   Column A multiplied by credit conversion factor.

(2) For financial standby letters of credit to which the low-level exposure rule applies, use a credit conversion factor of 12.5 or an institution-specific factor. For other financial standby letters of credit, use a credit conversion factor of 1.00. See instructions for further information.

(3)   Or institution-specific factor.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-23

                                                                         ----
Schedule RC-R - Continued                                                 32
                                                                         ----

                                                                   (Column C)      (Column D)      (Column E)      (Column F)
                                                                 --------------------------------------------------------------
                                                                               Allocation by Risk Weight Category
                                                                 --------------------------------------------------------------
                                                                       0%             20%             50%             100%
                                                                 --------------------------------------------------------------
                                Dollar Amounts in Thousands      Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou
-------------------------------------------------------------------------------------------------------------------------------
Totals
55. Total assets, derivatives, and off-balance sheet items
    by risk weight category (for each column, sum of             RCON B696       RCON B697       RCON B698       RCON B699
    items 43 through 54) ............................... ......          56,445         231,818               0          11,597  55.

56. Risk weight factor ........................................     x 0%             x 20%            x 50%          x 100%      56.

57. Risk-weighted assets by risk weight category (for each       RCON B700       RCON B701       RCON B702       RCON B703
    column, item 55 multiplied by item 56) ....................               0         46,364                0          11,597  57.
                                                                                                                 RCON 1651
58. Market risk equivalent assets                                                                                             0  58.

59. Risk-weighted assets before deductions for excess
    allowance for loan and lease losses and allocated
    transfer risk reserve (sum of item 57, columns C through F,                                                  RCON B704
    and item 58) ..............................................                                                          57,961  59.
                                                                                                                 RCON A222
60. LESS: Excess allowance for loan and lease losses ..........                                                               0  60.
                                                                                                                 RCON 3128
61. LESS: Allocated transfer risk reserve .....................                                                               0  61.
                                                                                                                 RCON A223
62. Total risk-weighted assets (item 59 minus items
    60 and 61) ................................................                                                          57,961  62.

Memoranda

                                             Dollar Amounts in Thousands      RCON     Tril    Bil    Mil    Thou
-----------------------------------------------------------------------------------------------------------------
1. Current credit exposure across all derivative contracts
   covered by the risk-based capital standards .........................      8764                              0    M.1.

                                          -----------------------------------------------------------------------------------------
                                                                     With a remaining maturity of
                                          -----------------------------------------------------------------------------------------
                                              (Column A)                     (Column B)                   (Column C)
                                           One year or less                 Over one year               Over five years
                                                                         through five years
2. Notional principal amounts of          -----------------------------------------------------------------------------------------
   derivative contracts:(1)               RCON  Tril  Bil  Mil  Thou  RCON  Tril  Bil  Mil  Thou  RCON  Tril  Bil  Mil  Thou
                                          -----------------------------------------------------------------------------------------
   a. Interest rate contracts ..........  3809                     0  8766                     0  8767                     0  M.2.a.

   b. Foreign exchange contracts .......  3812                     0  8769                     0  8770                     0  M.2.b.

   c. Gold contracts ...................  8771                     0  8772                     0  8773                     0  M.2.c.

   d. Other precious metals contracts...  8774                     0  8775                     0  8776                     0  M.2.d.

   e. Other commodity contracts ........  8777                     0  8778                     0  8779                     0  M.2.e.

   f. Equity derivative contracts ......  A000                     0  A001                     0  A002                     0  M.2.f

----------
(1) Exclude foreign exchange contracts with an original maturity of 14 days or less and all futures contracts.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-24

--------------------------------------------------------------------     --
Schedule RC-S - Servicing, Securitization, and Asset Sale Activities     33
--------------------------------------------------------------------     --

                                                   ------------------------------------------------------------------------------
                                                     (Column A)      (Column B)      (Column C)     (Column D)       (Column E)
                                                    1 - 4 Family        Home           Credit           Auto           Other
                                                     Residential       Equity           Card           Loans          Consumer
                                                        Loans          Lines         Receivables                       Loans
                                                   ------------------------------------------------------------------------------
   Dollar Amounts in Thousands                     Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------------
Bank Securitization Activities
1. Outstanding principal balance of
   assets sold and securitized by the
   reporting bank with servicing
   retained or with recourse or                    RCON B705       RCON B706       RCON B707       RCON B708       RCON B709
   other seller-provided credit .................               0               0               0               0               0
   enhancements

2. Maximum amount of credit exposure
   arising from recourse or other
   seller-provided credit enhancements
   provided to structures reported in
   item 1 in the form of:

   a. Retained interest-only strips
      (included in Schedules RC-B or               RCON B712       RCON B713       RCON B714       RCON B715       RCON B716
      RC-F or in Schedule RC, item 5) ...........               0               0               0               0               0

   b. Standby letters of credit, sub-
      ordinated securities, and other              RCON B719       RCON B720       RCON B721       RCON B722       RCON B723
      enhancements ..............................               0               0               0               0               0

3. Reporting bank's unused commit
   ments to provide liquidity to                   RCON B726       RCON B727       RCON B728       RCON B729       RCON B730
   structures reported in item 1 ................               0               0               0               0               0

4. Past due loan amounts included in
   item 1:                                         RCON B733       RCON B734       RCON B735       RCON B736       RCON B737

   a. 30-89 days past due .......................               0               0               0               0               0
                                                   RCON B740       RCON B741       RCON B742       RCON B743       RCON B744
   b. 90 days or more past due ..................               0               0               0               0               0

5. Charge-offs and recoveries on
   assets sold and securitized with
   servicing retained or with
   recourse or other seller-provided
   credit enhancements
   (calendar year-to-date):                        RIAD B747       RIAD B748       RIAD B749       RIAD B750       RIAD B751

   a. Charge-offs ...............................               0               0               0               0               0
                                                   RIAD B754       RIAD B755       RIAD B756       RIAD B757       RIAD B758
   b. Recoveries ................................               0               0               0               0               0

                                                   ------------------------------
                                                    (Column F)     (Column G)
                                                    Commercial      All Other
                                                   & Industrial     Loans and
                                                       Loans        All Leases
                                                   ------------------------------
   Dollar Amounts in Thousands                     Bil  Mil  Thou  Bil  Mil  Thou
---------------------------------------------------------------------------------
Bank Securitization Activities
1. Outstanding principal balance of
   assets sold and securitized by the
   reporting bank with servicing
   retained or with recourse or                    RCON B710       RCON B711
   other seller-provided credit .................               0              0  1.

2. Maximum amount of credit exposure
   arising from recourse or other
   seller-provided credit enhancements
   provided to structures reported in
   item 1 in the form of:

   a. Retained interest-only strips
      (included in Schedules RC-B or               RCON B717       RCON B718
      RC-F or in Schedule RC, item 5) ...........               0              0  2.a.

   b. Standby letters of credit, sub-
      ordinated securities, and other              RCON B724       RCON B725
      enhancements ..............................               0              0  2.b.

3. Reporting bank's unused commit-
   ments to provide liquidity to                   RCON B731       RCON B732
   structures reported in item 1 ................               0              0  3.

4. Past due loan amounts included in
   item 1:                                         RCON B738       RCON B739

   a. 30-89 days past due .......................               0              0  4.a.
                                                   RCON B745       RCON B746
   b. 90 days or more past due ..................               0              0  4.b.

5. Charge-offs and recoveries on
   assets sold and securitized with
   servicing retained or with
   recourse or other seller-provided
   credit enhancements
   (calendar year-to-date):                        RIAD B752       RIAD B753

   a. Charge-offs ...............................               0              0  5.a.
                                                   RIAD B759       RIAD B760
   b. Recoveries ................................               0              0  5.b.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-25

                                                                        ----
Schedule RC-S - Continued                                                34
                                                                        ----

                                                   ------------------------------------------------------------------------------
                                                     (Column A)      (Column B)      (Column C)     (Column D)       (Column E)
                                                    1 - 4 Family        Home           Credit           Auto           Other
                                                     Residential       Equity           Card           Loans          Consumer
                                                        Loans          Lines         Receivables                       Loans
                                                   ------------------------------------------------------------------------------
   Dollar Amounts in Thousands                     Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------------
6. Amount of ownership (or seller's)
    interests carried as:

    a. Securities (included in
       Schedule RC-B or in                         RCON B761       RCON B762
       Schedule RC, item 5) .....................               0               0

    b. Loans                                       RCON B500       RCON B501
       (included in Schedule RC-C) ..............               0               0

7. Past due loan amounts included in
   interests reported in item 6.a:                 RCON B764       RCON B765

    a. 30 - 89 days past due ....................               0               0
                                                   RCON B767       RCON B768
    b. 90 days or more past due .................               0               0

8. Charge-offs and recoveries on loan
   amounts included in interests reported
   in item 6.a (calendar year-to-date):            RIAD B770       RIAD B771

   a. Charge-offs ...............................               0               0
                                                   RIAD B773       RIAD B774
   b. Recoveries ................................               0               0

For Securitization Facilities
Sponsored By or Otherwise
Established By Other Institutions

9. Maximum amount of credit exposure
   arising from credit enhancements
   provided by the reporting bank to other
   institutions' securitization structures in
   the form of standby letters of credit,
   purchased subordinated securities,              RCON B776       RCON B777       RCON B778       RCON B779       RCON B780
   and other enhancements .......................               0               0               0               0               0

10. Reporting bank's unused commit-
    ments to provide liquidity to other            RCON B783       RCON B784       RCON B785       RCON B786       RCON B787
    institutions' securitization structures .....               0               0               0               0               0

                                                   ------------------------------
                                                    (Column F)     (Column G)
                                                    Commercial      All Other
                                                   & Industrial     Loans and
                                                       Loans        All Leases
                                                   ------------------------------
   Dollar Amounts in Thousands                     Bil  Mil  Thou  Bil  Mil  Thou
---------------------------------------------------------------------------------
6. Amount of ownership (or seller's)
    interests carried as:

    a. Securities (included in
       Schedule RC-13 or in                        RCON B763
       Schedule RC, item 5) .....................               0                  6.a.

    b. Loans                                       RCON B502
       (included in Schedule RC-C) ..............               0                  6.b.

7. Past due loan amounts included in
   interests reported in item 6.a:                 RCON B766

    a. 30 - 89 days past due ....................               0                  7.a.
                                                   RCON B769
    b. 90 days or more past due .................               0                  7.b.
8. Charge-offs and recoveries on loan
   amounts included in interests reported
   in item 6.a (calendar year-to-date):            RAID B772

   a. Charge-offs ...............................               0                  8.a.
                                                   RIAD B775
   b. Recoveries ................................               0                  8.b.

For Securitization Facilities
Sponsored By or Otherwise
Established By Other Institutions

9. Maximum amount of credit exposure
   arising from credit enhancements
   provided by the reporting bank to other
   institutions' securitization structures in
   the form of standby letters of credit,
   purchased subordinated securities,              RCON B781       RCON B782
   and other enhancements .......................               0               0  9.

10. Reporting bank's unused commit-
    ments to provide liquidity to other            RCON B788       RCON B789
    institutions' securitization structures .....               0               0  10.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-26

                                                                        ----
Schedule RC-S - Continued                                                35
                                                                        ----

                                                   ------------------------------------------------------------------------------
                                                     (Column A)      (Column B)      (Column C)     (Column D)       (Column E)
                                                    1 - 4 Family        Home           Credit           Auto           Other
                                                     Residential       Equity           Card           Loans          Consumer
                                                        Loans          Lines         Receivables                       Loans
                                                   ------------------------------------------------------------------------------
   Dollar Amounts in Thousands                     Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou  Bil  Mil  Thou
---------------------------------------------------------------------------------------------------------------------------------
Bank Asset Sales

11. Assets sold with recourse or other
    seller-provided credit enhancements
    and not securitized by the                     RCON B790       RCON B791       RCON B792       RCON B793       RCON B794
    reporting bank ..............................               0               0               0               0                0

12. Maximum amount of credit exposure
    arising from recourse or other seller
    provided credit enhancements pro-              RCON B797       RCON B798       RCON B799       RCON B800       RCON B801
    vided to assets reported in item 11. ........               0               0               0               0                0

                                                   ------------------------------
                                                    (Column F)     (Column G)
                                                    Commercial      All Other
                                                   & Industrial     Loans and
                                                       Loans        All Leases
                                                   ------------------------------
   Dollar Amounts in Thousands                     Bil  Mil  Thou  Bil  Mil  Thou
---------------------------------------------------------------------------------
Bank Asset Sales

11. Assets sold with recourse or other
    seller-provided credit enhancements
    and not securitized by the                     RCON B795       RCON B796
    reporting bank ..............................               0              0   11.

12. Maximum amount of credit exposure
    arising from recourse or other seller
    provided credit enhancements pro-              RCON B802       RCON B803
    vided to assets reported in item 11. ........               0              0   12.

Memoranda                                                             Dollar Amounts in Thousands    RCON  Bil  Mil  Thou
-----------------------------------------------------------------------------------------------------------------------------
1. Small business obligations transferred with recourse under Section 208 of the Riegle Community
   Development and Regulatory Improvement Act of 1994:

   a. Outstanding principal balance ...............................................................  A249               0  M.1.a.

   b. Amount of retained recourse on these obligations as of the report date ......................  A250               0  M.1.b.

2. Outstanding principal balance of assets serviced for others:

   a. 1-4 family residential mortgages serviced with recourse or other servicer-provided credit
      enhancements ................................................................................  B804               0  M.2.a.
   b. 1-4 family residential mortgages serviced with no recourse or other servicer-provided credit
      enhancements ................................................................................  B805               0  M.2.b.
   c. Other financial assets(1) ...................................................................  A591               0  M.2.c.

3. Asset-backed commercial paper conduits:

   a. Maximum amount of credit exposure arising from credit enhancements provided to conduit structures in the form of standby letters of credit, subordinated securities, and other enhancements:

      (1) Conduits sponsored by the bank, a bank affiliate, or the bank's holding company .........  B806               0  M.3.a.(1)

      (2) Conduits sponsored by other unrelated institutions ......................................  B807               0  M.3.a.(2)

   b. Unused commitments to provide liquidity to conduit structures:

      (1) Conduits sponsored by the bank, a bank affiliate, or the bank's holding company .........  B808               0  M.3.b.(1)

      (2) Conduits sponsored by other unrelated institutions ......................................  B809               0  M.3.b.(2)

----------
(1) Memorandum item 2.c is to be completed if the principal balance of other financial assets serviced for others is more than $10 million.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                       FFIEC 041
                                                                      Page RC-27

                                                                         ----
Schedule RC-T - Fiduciary and Related Services                            36
                                                                         ----

Items 12 through 23 and Memorandum item 4 will not be made available to the public on an individual institution basis.

                                                                                                           RCON  (Y/N)
                                                                                                           -----------
1. Does the institution have fiduciary powers? (enter "Y" for YES or "N" for NO) ........................  A345    Y  1.
    (If "NO," do not complete Schedule RC-T.)

                                                                                                           RCON  (Y/N)
2. Does the institution exercise the fiduciary powers it has been granted?                                 -----------
   (enter "Y" for YES or "N" for NO) ....................................................................  A346    Y  2.

                                                                                                           RCON  (Y/N)
3. Does the institution have any fiduciary or related activity (in the form of assets or accounts)?        -----------
   (enter "Y" for YES or "N" for NO) (If "NO," do not complete the rest of Schedule RC-T.) ..............  B867    Y  3.

If the answer to item 3 is "YES," complete the applicable items of Schedule RC-T, as follows:

Institutions with total fiduciary assets (item 9, sum of columns A and B) greater than $250 million (as of the preceding December 31) or with gross fiduciary and related services income greater than 10% of revenue (net interest income plus noninterest income) for the preceding calendar year must complete:

o     Items 4 through 19 quarterly,

o     Items 20 through 23 annually with the December report, and

o     Memorandum items 1 through 4 annually with the December report.

Institutions with total fiduciary assets (item 9, sum of columns A and B) greater than $100 million but less than or equal to $250 million (as of the preceding December 31) that do not meet the fiduciary income test for quarterly reporting must complete:

o     Items 4 through 23 annually with the December report, and

o     Memorandum items 1 through 4 annually with the December report.

Institutions with total fiduciary assets (item 9, sum of columns A and B) of $100 million or less (as of the preceding December 31) that do not meet the fiduciary income test for quarterly reporting must complete:

o     Items 4 through 10 annually with the December report, and

o     Memorandum items 1 through 3 annually with the December report.

                                                          (Column A)             (Column B)       (Column C)      (Column D)
                                                           Managed               Non-Managed      Number of        Number of
                                                            Assets                 Assets          Managed        Non-Managed
                                                                                                   Accounts        Accounts
                       Dollar Amounts in Thousands   Tril  Bil  Mil  Thou  Tril  Bil  Mil  Thou
------------------------------------------------------------------------------------------------------------------------------
FIDUCIARY AND RELATED ASSETS                            RCON B868             RCON B869          RCON B870        RCON B871
4. Personal trust and agency accounts ............               199,128               27,287               63               6  4.
5. Retirement related trust and agency
   accounts:
   a. Employee benefit - defined                        RCON B872             RCON B873          RCON B874        RCON B875
      contribution ...............................                     0            3,226,540                0               7  5.a.
   b. Employee benefit - defined                        RCON B876             RCON B877          RCON B878        RCON B879
      benefit ....................................                     0           31,129,431                0              35  5.b.
                                                        RCON B880             RCON B881          RCON B882        RCON B883
   c. Other retirement accounts ..................                     0            2,511,125                0               6  5.c.
                                                        RCON B884             RCON B885          RCON C001        RCON C002
6. Corporate trust and agency accounts ...........                     0           99,883,913                0           4,346  6.
7. Investment management agency                         RCON B886                                RCON B888
   accounts ......................................               264,497                                    91                  7.
                                                        RCON B890             RCON B891          RCON B892        RCON B893
8. Other fiduciary accounts ......................                     0           22,380,512                0              66  8.
9. Total fiduciary accounts                             RCON B894             RCON B895          RCON B896        RCON B897
  (sum of items 4 through 8) .....................               463,625          159,158,808              154           4,466  9.
                                                                              RCON B898                           RCON B899
10. Custody and safekeeping accounts..............                                  3,051,651                                2  10.
11. Not applicable

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                      FFIEC 041
                                                                      Page RC-28

                                                                         ----
Schedule RC-T - Continued                                                 37
                                                                         ----

                                                                    Dollar Amounts in Thousands      RIAD   Bil   Mil   Thou
----------------------------------------------------------------------------------------------------------------------------
FIDUCIARY AND RELATED SERVICES INCOME
12. Personal trust and agency accounts ..........................................................    B904                884  12.
13. Retirement related trust and agency accounts:
   a. Employee benefit - defined contribution ...................................................    B905              1,795  13.a.
   b. Employee benefit - defined benefit ........................................................    B906              4,087  13.b.
   c. Other retirement accounts .................................................................    B907                394  13.c.
14. Corporate trust and agency accounts .........................................................    A479             21,196  14.
15. Investment management agency accounts .......................................................    B908              1,032  15.
16. Other fiduciary accounts ....................................................................    A480              2,669  16.
17. Custody and safekeeping accounts ............................................................    B909                 32  17.
18. Other fiduciary and related services income .................................................    B910              2,505  18.
19. Total gross fiduciary and related services income (sum of items 12 through 18) (must equal
    Schedule RI, item 5.a) ......................................................................    4070             34,594  19.
20. Less: Expenses ..............................................................................    C058                N/A  20.
21. Less: Net losses from fiduciary and related services ........................................    A488                N/A  21.
22. Plus: Intracompany income credits for fiduciary and related services ........................    B911                N/A  22.
23. Net fiduciary and related services income....................................................    A491                N/A  23.

                                                                                                          Managed Assets
Memoranda
                                                                    Dollar Amounts in Thousands    RCON  Tril  Bil  Mil  Thou
-----------------------------------------------------------------------------------------------------------------------------
1. Managed assets held in personal trust and agency accounts:
   a. Noninterest-bearing deposits ..............................................................  B913                  N/A  M.1.a.
   b. Interest-bearing deposits .................................................................  B914                  N/A  M.1.b.
   c. U.S. Treasury and U.S. Government agency obligations ......................................  B915                  N/A  M.1.c.
   d. State, county, and municipal obligations ..................................................  B916                  N/A  M.1.d.
   e. Money market mutual funds .................................................................  B917                  N/A  M.1.e.
   f. Other short-term obligations ..............................................................  B918                  N/A  M.1.f.
   g. Other notes and bonds .....................................................................  B919                  N/A  M.1.g.
   h. Common and preferred stocks ...............................................................  B920                  N/A  M.1.h.
   i. Real estate mortgages .....................................................................  B921                  N/A  M.1.i.
   j. Real estate ...............................................................................  B922                  N/A  M.1 j.
   k. Miscellaneous assets ......................................................................  B923                  N/A  M.1.k.
   I. Total managed assets held in personal trust and agency accounts (sum of Memorandum
     items 1.a through 1.k) (must equal Schedule RC-T, item 4, column A) ........................  B868                  N/A  M.1.1.

                                                                                      (Column A)              (Column B)
                                                                                       Number of           Principal Amount
                                                                                        Issues               Outstanding
                                                    Dollar Amounts in Thousands   RCON             RCON  Tril  Bil  Mil  Thou
--------------------------------------------------------------------------------------             --------------------------
2. Corporate trust and agency accounts:
   a. Corporate and municipal trusteeships .....................................  B927       N/A   B928                  N/A  M.2.a.
   b. Transfer agent, registrar, paying agent, and other corporate agency ......  B929       N/A                              M.2.b.

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                       FFIEC 041
                                                                      Page RC-29

                                                                         ----
Schedule RC-T - Continued                                                 38
                                                                         ----

                                                                                      (Column A)              (Column B)
Memoranda - Continued                                                                  Number of            Market Value of
                                                                                         Funds                Fund Assets
                                                    Dollar Amounts in Thousands   RCON             RCON  Tril  Bil  Mil  Thou
--------------------------------------------------------------------------------------             --------------------------
3. Collective investments fund and common trust funds:
   a. Domestic equity ..........................................................  B931       N/A   B932                  N/A  M.3.a.
   b. International/Global equity ..............................................  B933       N/A   B934                  N/A  M.3.b.
   c. Stock/Bond blend .........................................................  B935       N/A   B936                  N/A  M.3.c.
   d. Taxable bond .............................................................  B937       N/A   B938                  N/A  M.3.d.
   e. Municipal bond ...........................................................  B939       N/A   B940                  N/A  M.3.e.
   f. Short term investments/Money market ......................................  B941       N/A   B942                  N/A  M.3.f.
   g. Specialty/Other...........................................................  B943       N/A   B944                  N/A  M.3.g.
   h. Total collective investment funds (sum of Memorandum items 3.a
      through 3.g) .............................................................  B945       N/A   B946                  N/A  M.3.h.

                                                                            (Column A)         (Column B)       (Column C)
                                                                           Gross Losses       Gross Losses      Recoveries
                                                                             Managed          Non-Managed
                                                                             Accounts           Accounts
                                           Dollar Amounts in Thousands   RIAD  Mil  Thou     RIAD  Mil Thou   RIAD  Mil  Thou
-----------------------------------------------------------------------------------------------------------------------------
4. Fiduciary settlements, surcharges, and other losses:
   a. Personal trust agency accounts ..................................  B947        N/A     B948       N/A   B949       N/A  M.4.a.
   b. Retirement related trust and agency accounts ....................  B950        N/A     B951       N/A   B952       N/A  M.4.b.
   c. Investment management agency accounts ...........................  B953        N/A     B954       N/A   B955       N/A  M.4.c.
   d. Other fiduciary accounts and related services ...................  B956        N/A     B957       N/A   B958       N/A  M.4.d.
   e. Total fiduciary settlements, surcharges, and other losses
      (sum of Memorandum items 4.a through 4.d) (sum of
      columns A and B minus column C must equal
      Schedule RC-T, item 21)..........................................  B959        N/A     B960       N/A   B961       N/A  M.4.e.

--------------------------------------------------------------------------------
Person to whom questions about Schedule RC-T - Fiduciary and Related Services should be directed:

Foy Hester, Vice President & Controller
--------------------------------------------------------------------------------
Name and Title (TEXT B962)

foy.hester@db.com
--------------------------------------------------------------------------------
E-mail Address (TEXT B926)

(212) 602-1764                             (212) 797-0501
--------------------------------------------------------------------------------
Telephone: Area code/phone                 FAX: Area code/phone number
           number/extension (TEXT B963)         (TEXT B964)
--------------------------------------------------------------------------------

September 2002 Call Report

Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                     FFIEC 041
                                                                     Page RC-30

                                                                        ----
                                                                         39
                                                                        ----

               Optional Narrative Statement Concerning the Amounts
                 Reported in the Reports of Condition and Income

                   at close of business on September 30, 2002
                                           ------------------

Deutsche Bank National Trust Company         Los Angeles,     CA
--------------------------------------       -------------    --------
Legal Title of Bank                          City             State

The management of the reporting bank may, if it wishes, submit a brief narrative statement on the amounts reported in the Reports of Condition and Income. This optional statement will be made available to the public, along with the publicly available data in the Reports of Condition and Income, in response to any request for individual bank report data. However, the information reported in Schedule RC-T, items 12 through 23 and Memorandum item 4, is regarded as confidential and will not be released to the public. BANKS CHOOSING TO SUBMIT THE NARRATIVE STATEMENT SHOULD ENSURE THAT THE STATEMENT DOES NOT CONTAIN THE NAMES OR OTHER IDENTIFICATIONS OF INDIVIDUAL BANK CUSTOMERS, REFERENCES TO THE AMOUNTS REPORTED IN THE CONFIDENTIAL ITEMS IN SCHEDULE RC-T, OR ANY OTHER INFORMATION THAT THEY ARE NOT WILLING TO HAVE MADE PUBLIC OR THAT WOULD COMPROMISE THE PRIVACY OF THEIR CUSTOMERS. Banks choosing not to make a statement may check the "No comment" box below and should make no entries of any kind in the space provided for the narrative statement; i.e., DO NOT enter in this space such phrases as "No statement," "Not applicable," "N/A," "No comment," and "None."

The optional statement must be entered on this sheet. The statement should not exceed 100 words. Further, regardless of the number of words, the statement must not exceed 750 characters, including punctuation, indentation, and standard spacing between words and sentences. If any submission should exceed 750 characters, as defined, it will be truncated at 750 characters with no notice to the submitting bank and the truncated statement will appear as the bank's statement both on agency computerized records and in computer-file releases to the public.

All information furnished by the bank in the narrative statement must be accurate and not misleading. Appropriate efforts shall be taken by the submitting bank to ensure the statement's accuracy. The statement must be signed, in the space provided below, by a senior officer of the bank who thereby attests to its accuracy.

If, subsequent to the original submission, material changes are submitted for the data reported in the Reports of Condition and Income, the existing narrative statement will be deleted from the files, and from disclosure; the bank, at its option, may replace it with a statement, under signature, appropriate to the amended data.

The optional narrative statement will appear in agency records and in release to the public exactly as submitted (or amended as described in the preceding paragraph) by the management of the bank (except for the truncation of statements exceeding the 750-character limit described above). THE STATEMENT WILL NOT BE EDITED OR SCREENED IN ANY WAY BY THE SUPERVISORY AGENCIES FOR ACCURACY OR RELEVANCE. DISCLOSURE OF THE STATEMENT SHALL NOT SIGNIFY THAT ANY FEDERAL SUPERVISORY AGENCY HAS VERIFIED OR CONFIRMED THE ACCURACY OF THE INFORMATION CONTAINED THEREIN. A STATEMENT TO THIS EFFECT WILL APPEAR ON ANY PUBLIC RELEASE OF THE OPTIONAL STATEMENT SUBMITTED BY THE MANAGEMENT OF THE REPORTING BANK.

BANK MANAGEMENT STATEMENT (Either enter text in the field below or skip and leave blank for "No comment"):

(TEXT 6980)

                  -----------------------------------------    -----------------
                  Signature of Executive Officer of Bank       Date of Signature

September 2002 Call Report
Printed 10/29/2002 - Deutsche Bank National Trust Company
                   - Certificate Number 26732

                                                                           ----
                                                                            40
                                                                           ----

                    THIS PAGE IS TO BE COMPLETED BY ALL BANKS
--------------------------------------------------------------------------------
     NAME AND ADDRESS OF BANK
                                               OMB No. For OCC: 1557-0081
Deutsche Bank National Trust Company           OMB No. For FDIC: 3064-0052
------------------------------------      OMB No. for Federal Reserve: 7100-0036
                                                Expiration Date: 3/31/2005
       300 South Grand Avenue
------------------------------------

     Los Angeles, CA 90071-3109                      SPECIAL REPORT
------------------------------------        (Dollar Amounts in Thousands)
                                    -------------------------------------------
                                    CLOSE OF BUSINESS DATE     FDIC Certificate
                                                                    Number

                                      September 30, 2002          2 6 7 3 2
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LOANS TO EXECUTIVE OFFICERS (Complete as of each Call Report Date)
--------------------------------------------------------------------------------

The following information is required by Public Laws 90-44 and 102-242, but does not constitute a part of the Report of Condition. With each Report of Condition, these Laws require all banks to furnish a report of all loans or other extensions of credit to their executive officers made since the date of the previous Report of Condition. Data regarding individual loans or other extensions of credit are not required. If no such loans or other extensions of credit were made during the period, insert "none" against subitem(a). (Exclude the first $15,000 of indebtedness of each executive officer under bank credit card plan.) See Sections 215.2 and 215.3 of Title 12 of the Code of Federal Regulations (Federal Reserve Board Regulation O) for the definitions of "executive officer" and "extension of credit," respectively. Exclude loans and other extensions of credit to directors and principal shareholders who are not executive officers.
--------------------------------------------------------------------------------

a. Number of loans made to executive officers since
   the previous Call Report date ........................ RCON 3561        0  a.
b. Total dollar amount of above loans
   (in thousands of dollars) ............................ RCON 3562        0  b.
c. Range of interest charged on above loans
   (example: 9 3/4% = 9.75) .......... RCON 7701  0.00 % to RCON 7702  0.00 % C.

--------------------------------------------------------------------------------
SIGNATURE AND TITLE OF OFFICER AUTHORIZED                DATE (Month, Day, Year)
TO SIGN REPORT

/s/ Foy B. Hester  Controller & V.P.                            10/29/02
--------------------------------------------------------------------------------

Emergency Contact Information

This information is being requested so the Agencies can distribute critical, time sensitive information to emergency contacts at banks. Please provide primary contact information for a senior official of the bank who has decision-making authority. Also provide information for a secondary contact if available. Enter "none" for the contact's e-mail address or fax number if not available. Emergency contact information is for the confidential use of the Agencies and will not be released to the public.

Primary Contact                          Secondary Contact

Jaclyn R. Winter                         Foy B. Hester
---------------------------------------  ---------------------------------------
Name (TEXT C366)                         Name (TEXT C371)

President                                Vice President & Controller
---------------------------------------  ---------------------------------------
Title (TEXT C367)                        Title (TEXT C372)

jaclyn.r.winter@db.com                   foy.hester@db.com
---------------------------------------  ---------------------------------------
E-mail Address (TEXT C368)               E-mail Address (TEXT C373)

(213) 620-8485                           (212) 602-1764
---------------------------------------  ---------------------------------------
Telephone: Area code/phone               Telephone: Area code/phone
number/extension (TEXT C369)             number/extension (TEXT C374)

(213)620-8420                            (212)797-0501
---------------------------------------  ---------------------------------------
FAX: Area code/phone number (TEXT C370)  FAX: Area code/phone number (TEXT C375)